Exhibit 2.1











                        STOCK PURCHASE AGREEMENT


                                 between


                           HON INDUSTRIES INC.



                                   and


                        ACI AMERICA HOLDINGS INC.



                        Dated as of May 12, 1997

                             TABLE OF CONTENTS
                       (Not a part of the Agreement)

                                                                       Page

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
 PURCHASE AND SALE OF THE SHARES . . . . . . . . . . . . . . . . . . . .  1
      1.1      Purchase and Sale . . . . . . . . . . . . . . . . . . . .  1
      1.2      Purchase Price. . . . . . . . . . . . . . . . . . . . . .  1
      1.3      Pre-Closing Receivables . . . . . . . . . . . . . . . . .  1
      1.4      Intercompany Obligations. . . . . . . . . . . . . . . . .  2
      1.5      Sale or Distribution of Certain Property. . . . . . . . .  2
      1.6      Assumption Agreement. . . . . . . . . . . . . . . . . . .  2

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
 THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      2.1      The Closing . . . . . . . . . . . . . . . . . . . . . . .  3
      2.2      Deliveries by the Seller. . . . . . . . . . . . . . . . .  3
      2.3      Deliveries by the Buyer . . . . . . . . . . . . . . . . .  4

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
 REPRESENTATIONS AND WARRANTIES OF THE SELLER. . . . . . . . . . . . . .  4
      3.1      Organization and Standing . . . . . . . . . . . . . . . .  4
      3.2      Authorization; Binding Obligation . . . . . . . . . . . .  5
      3.3      Capitalization. . . . . . . . . . . . . . . . . . . . . .  5
      3.4      Subsidiaries. . . . . . . . . . . . . . . . . . . . . . .  6
      3.5      Title to Shares . . . . . . . . . . . . . . . . . . . . .  6
      3.6      Consents and Approvals; No Violation. . . . . . . . . . .  7
      3.7      Financial Statements; Liabilities . . . . . . . . . . . .  8
      3.8      Absence of Certain Changes. . . . . . . . . . . . . . . .  8
      3.9      Material Contracts. . . . . . . . . . . . . . . . . . . .  8
      3.10     Compliance with Laws. . . . . . . . . . . . . . . . . . . 10
      3.11     Litigation and Arbitration. . . . . . . . . . . . . . . . 11
      3.12     Environmental . . . . . . . . . . . . . . . . . . . . . . 11
      3.13     Employee Benefit Plans; ERISA . . . . . . . . . . . . . . 13
      3.14     Labor Matters . . . . . . . . . . . . . . . . . . . . . . 15
      3.15     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      3.16     Real Property . . . . . . . . . . . . . . . . . . . . . . 18
      3.17     Customers and Suppliers . . . . . . . . . . . . . . . . . 19
      3.18     Sufficiency of Assets . . . . . . . . . . . . . . . . . . 19
      3.19     Intellectual Property . . . . . . . . . . . . . . . . . . 19
      3.20     Transactions with Interested Persons. . . . . . . . . . . 20
      3.21     Brokers . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . . 20
      4.1      Organization and Standing . . . . . . . . . . . . . . . . 20
      4.2      Authorization; Binding Obligation . . . . . . . . . . . . 21
      4.3      Consents and Approvals; No Violation. . . . . . . . . . . 21
      4.4      Financing . . . . . . . . . . . . . . . . . . . . . . . . 21
      4.5      Investment Purpose. . . . . . . . . . . . . . . . . . . . 21
      4.6      Brokers.. . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . 22
      5.1      Access to Information . . . . . . . . . . . . . . . . . . 22
      5.2      Insurance . . . . . . . . . . . . . . . . . . . . . . . . 22
      5.3      Preservation and Conduct of the Business. . . . . . . . . 22
      5.4      Consents and Approvals. . . . . . . . . . . . . . . . . . 25
      5.5      Filings . . . . . . . . . . . . . . . . . . . . . . . . . 25
      5.6      Legal Proceedings; Injunctions. . . . . . . . . . . . . . 25
      5.7      Acquisition Proposals . . . . . . . . . . . . . . . . . . 26
      5.8      Notification of Certain Matters . . . . . . . . . . . . . 27
      5.9      Publicity . . . . . . . . . . . . . . . . . . . . . . . . 27
      5.10     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 27
      5.11     Books and Records . . . . . . . . . . . . . . . . . . . . 28
      5.12     Guarantees. . . . . . . . . . . . . . . . . . . . . . . . 28
      5.13     Proprietary Financial Software and Group
               Accounting Practices. . . . . . . . . . . . . . . . . . . 29
      5.14     Commercially Reasonable Efforts; Cooperation. . . . . . . 29

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
 POST CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 29
      6.1      Employees; Employee Benefits. . . . . . . . . . . . . . . 29
      6.2      Limitation on Competition . . . . . . . . . . . . . . . . 32
      6.3      Corporate Records . . . . . . . . . . . . . . . . . . . . 34
      6.4      Further Assurances. . . . . . . . . . . . . . . . . . . . 35

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
 CERTAIN TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      7.1      Tax Indemnification . . . . . . . . . . . . . . . . . . . 35
      7.2      Procedures Relating to Tax Indemnification. . . . . . . . 36
      7.3      Tax Dispute Resolution Mechanism. . . . . . . . . . . . . 39
      7.4      Survival of Tax Provisions. . . . . . . . . . . . . . . . 39
      7.5      Conveyance Taxes. . . . . . . . . . . . . . . . . . . . . 39
      7.6      Return Filings, Refunds and Credits . . . . . . . . . . . 39
      7.7      Exclusivity . . . . . . . . . . . . . . . . . . . . . . . 41
      7.8      Tax Sharing Agreements. . . . . . . . . . . . . . . . . . 41
      7.9      Adjustment to Purchase Price. . . . . . . . . . . . . . . 41
      7.10     Carryforwards of Losses . . . . . . . . . . . . . . . . . 41

ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
 SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES; INDEMNIFICATION. . . . . . . . . . 42
      8.1      Survival of Representations and Warranties. . . . . . . . 42
      8.2      Indemnification by the Seller . . . . . . . . . . . . . . 42
      8.3      Indemnification by the Buyer. . . . . . . . . . . . . . . 47
      8.4      Limits on Indemnification . . . . . . . . . . . . . . . . 48
      8.5      Indemnification Procedures. . . . . . . . . . . . . . . . 49
      8.6      Indemnification for Taxes . . . . . . . . . . . . . . . . 50
      8.7      Adjustment to Purchase Price. . . . . . . . . . . . . . . 51
      8.8      Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . 52

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. . . . . . . . . . . . 52
      9.1      Representations and Warranties. . . . . . . . . . . . . . 52
      9.2      Performance of Agreements . . . . . . . . . . . . . . . . 53
      9.3      HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . 53
      9.4      Certificate . . . . . . . . . . . . . . . . . . . . . . . 53
      9.5      No Restraints . . . . . . . . . . . . . . . . . . . . . . 53
      9.6      Actual or Threatened Actions. . . . . . . . . . . . . . . 53
      9.7      Certification . . . . . . . . . . . . . . . . . . . . . . 53
      9.8      Assumption Agreement. . . . . . . . . . . . . . . . . . . 54
      9.9      Parent Guaranty . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER . . . . . . . . . . . 54
      10.1     Representations and Warranties. . . . . . . . . . . . . . 54
      10.2     Performance of Agreements . . . . . . . . . . . . . . . . 54
      10.3     HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . 54
      10.4     Certificate . . . . . . . . . . . . . . . . . . . . . . . 54
      10.5     No Restraints . . . . . . . . . . . . . . . . . . . . . . 54
      10.6     Actual or Threatened Actions. . . . . . . . . . . . . . . 55

ARTICLE XI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
      11.1     Termination of Agreement. . . . . . . . . . . . . . . . . 55
      11.2     Effect of Termination . . . . . . . . . . . . . . . . . . 56

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
      12.1     Parties in Interest; No Third Party
               Beneficiaries . . . . . . . . . . . . . . . . . . . . . . 56
      12.2     Disclosure Schedule; Miscellaneous. . . . . . . . . . . . 56
      12.3     Disclosure. . . . . . . . . . . . . . . . . . . . . . . . 57
      12.4     Entire Agreement. . . . . . . . . . . . . . . . . . . . . 57
      12.5     Certain Interpretive Matters and Definitions. . . . . . . 57
      12.6     Waiver of Compliance. . . . . . . . . . . . . . . . . . . 58
      12.7     Validity. . . . . . . . . . . . . . . . . . . . . . . . . 58
      12.8     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 58
      12.9     Headings. . . . . . . . . . . . . . . . . . . . . . . . . 59
      12.10    Governing Law . . . . . . . . . . . . . . . . . . . . . . 59
      12.11    Notices . . . . . . . . . . . . . . . . . . . . . . . . . 59
      12.12    Enforcement . . . . . . . . . . . . . . . . . . . . . . . 60

                          TABLE OF DEFINED TERMS
                       (Not a part of the Agreement)

                                                                       Page
$. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Affected Employee. . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Assumption Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 54
Audited Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . .8
Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . .8
Aurora Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Backlog Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Business day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Buyer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Buyer Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . 42
Buyer Material Breach. . . . . . . . . . . . . . . . . . . . . . . . . . 56
Buyer Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Buyer's Cap Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Buyer's Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Buyer's Threshold Amount . . . . . . . . . . . . . . . . . . . . . . . . 48
CERCLA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Claiming Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Collective Bargaining Agreement. . . . . . . . . . . . . . . . . . . . . 10
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Company Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Company Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
Competitive Business . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Competitive Transaction. . . . . . . . . . . . . . . . . . . . . . . . . 26
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . . . 22
Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Conveyance Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Environment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Environmental Condition. . . . . . . . . . . . . . . . . . . . . . . . . 12
Environmental Indemnification Termination Date . . . . . . . . . . . . . 46
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
excess parachute payment . . . . . . . . . . . . . . . . . . . . . . . . 14
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . . . . . .7
group health plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Hardwood House . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
Hardwood House Property. . . . . . . . . . . . . . . . . . . . . . . . . .2
Hazardous Material . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Indemnifiable Losses . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Indemnitor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . 19
Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Legal Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . .5
Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
multiemployer plan . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
multiple employer plan . . . . . . . . . . . . . . . . . . . . . . . . . 14
Occurrence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
Order. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Parent Guaranty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Post-Closing Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . 28
Pre-Closing Covenant Period. . . . . . . . . . . . . . . . . . . . . . . 26
Pre-Closing Tax Liabilities. . . . . . . . . . . . . . . . . . . . . . . 35
Pre-Closing Tax Period . . . . . . . . . . . . . . . . . . . . . . . . . 35
prohibited transaction . . . . . . . . . . . . . . . . . . . . . . . 13, 14
Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
reportable event . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Restraints . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
Restricted Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Section 1445(b)(2) Certificate . . . . . . . . . . . . . . . . . . . . . 54
Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Seller Affiliated Group. . . . . . . . . . . . . . . . . . . . . . . . . 41
Seller Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . 47
Seller Material Breach . . . . . . . . . . . . . . . . . . . . . . . . . 55
Seller Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Seller's Cap Amount. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
Seller's Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Seller's Threshold Amount. . . . . . . . . . . . . . . . . . . . . . . . 48
Settlement Accountants . . . . . . . . . . . . . . . . . . . . . . . . . 39
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Side Letter. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Straddle Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Supply Requirement Contracts . . . . . . . . . . . . . . . . . . . . . . .9
T-Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
Target Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Tax Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
Tax Dispute Resolution Mechanism . . . . . . . . . . . . . . . . . . . . 39
Tax Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
tax returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Tax Sharing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . 41
tax-exempt use property. . . . . . . . . . . . . . . . . . . . . . . . . 18 taxable. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Taxpayer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Taxpayers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
Termination Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Third Party Claim. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
Threat of Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Uncollected Receivables. . . . . . . . . . . . . . . . . . . . . . . . . .2

                          SCHEDULES AND EXHIBITS
                       (Not a part of the Agreement)


SCHEDULES

Schedule 1.5         -   Sale or Distribution of Certain Property
Schedule 3.1         -   Organization and Standing
Schedule 3.4         -   Subsidiaries
Schedule 3.6         -   Consents and Approvals; No Violations
Schedule 3.7         -   Financial Statements
Schedule 3.8         -   Absence of Certain Changes
Schedule 3.9         -   Material Contracts
Schedule 3.10        -   Compliance with Laws
Schedule 3.11        -   Litigation and Arbitration
Schedule 3.12(a)     -   Environmental Matters
Schedule 3.13(a)     -   Employee Benefits; ERISA
Schedule 3.13(b)     -   Company Plans
Schedule 3.13(c)(i)  -   Retiree Medical Plans
Schedule 3.13(c)(ii) -   Severance
Schedule 3.13(c)(iii)-   Severance Effected by Consummation
Schedule 3.13(d)     -   Actions, Claims and Investigations
Schedule 3.15(a)     -   Taxes
Schedule 3.16(a)     -   Real Property
Schedule 3.17        -   Customers and Suppliers
Schedule 3.19        -   Intellectual Property
Schedule 3.19(a)     -   Valid and Subsisting Rights
Schedule 3.19(b)     -   Infringement
Schedule 3.20        -   Transactions with Interested Persons
Schedule 5.2         -   Insurance
Schedule 5.3         -   Preservation and Conduct of the Business
Schedule 5.4         -   Consents and Approvals
Schedule 5.12        -   Guarantees
Schedule 5.13        -   Proprietary Financial Software and Group
                         Accounting Practices
Schedule 6.1(e)(ii)  -   Certain Employee Arrangements
Schedule 12.2(b)     -   Persons with Knowledge


EXHIBITS


Exhibit 2.3          -   Parent Guaranty
Exhibit 9.8          -   Assignment and Assumption Agreement

                         STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT, dated as of May 12, 1997 (the "Agreement"), between ACI America Holdings Inc., a Delaware corporation (the "Seller") and HON INDUSTRIES Inc., an Iowa corporation (the "Buyer"). The Buyer and the Seller are collectively referred to herein as the "Parties."

                                WITNESSETH:

     WHEREAS, the Seller is the record owner of all of the issued and outstanding shares of common stock, par value $.01 per share (the "Shares"), of Allsteel Inc., an Illinois corporation (the "Company"); and

     WHEREAS, the Company is engaged in the business (the "Business") of designing, manufacturing, marketing and distributing a wide range of office furniture products including without limitation systems, seating, filing and casegoods; and

     WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Buyer desires to purchase and accept from the Seller, and the Seller desires to sell, assign and deliver ("Transfer") to the Buyer, all of the Shares, upon the terms and conditions set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:


                                 ARTICLE I

                      PURCHASE AND SALE OF THE SHARES

     1.1 Purchase and Sale. Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as hereinafter defined), the Seller shall Transfer to the Buyer, and the Buyer shall purchase and accept from the Seller, the Shares.

     1.2 Purchase Price. In consideration of the Transfer of the Shares, at the Closing, the Buyer shall pay to the Seller $66,000,000 (the "Purchase Price") by bank wire transfer of immediately available funds to an account designated by the Seller.

     1.3 Pre-Closing Receivables. (a) Within 120 days after the Closing Date, the Buyer shall provide the Seller with a list of all receivables of the Company (i) that existed as of the

close of business on the Closing Date and are more than 90 days past due and
(ii) for which the Buyer desires to be paid by the Seller ("Uncollected Receivables"). The Seller shall promptly pay to the Buyer 100% of the amount of such Uncollected Receivables by bank wire transfer of immediately available funds to an account designated by the Buyer.

       (b) To the extent the Buyer receives payment from the debtor with respect to any Uncollected Receivable for which the Buyer has received payment from the Seller, such amount of debtor's payment will be promptly remitted by the Company to the Seller. In addition, the Buyer will cause the Company to take all commercially reasonable actions consistent with past practice of the Company to collect any receivables, to assign to the Seller all Uncollected Receivables for which the Buyer has received full payment from the Seller, to use commercially reasonable efforts not to impair the collectibility or collection of such Uncollected Receivables, and to provide commercially reasonable assistance to the Seller in connection with such collection.

     1.4 Intercompany Obligations. Immediately prior the Closing, (i) all obligations owing from the Seller or any of its Affiliates (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries will be cancelled without further payment and (ii) all obligations owing from the Company or any of its Subsidiaries to the Seller or any Affiliate of the Seller will either be contributed by the Seller to the capital of the Company or cancelled without further payment, in the sole discretion of the Seller.

     1.5 Sale or Distribution of Certain Property. Prior to the Closing Date, the Seller shall use commercially reasonable efforts to cause the Company to sell certain property identified on Schedule 1.5 of the Disclosure Schedule, including the Company's interest in its facility located at Route 31, Allsteel Drive, Aurora, Illinois (the "Aurora Property") and the Company's interest in its subsidiary, Hardwood House Inc., an Illinois corporation ("Hardwood House") and the personal and real properties owned by Hardwood House (the "Hardwood House Property"). In the event that the Seller completes the sale of such properties prior to the Closing Date, the Company shall distribute by sale, dividend or otherwise, the cash proceeds of such sale to the Seller prior to the Closing. In the event that such properties are not sold by the Closing Date, the Company shall distribute by sale, dividend or otherwise prior to the Closing Date, the Company's rights in the properties (and any contractual rights related thereto) to the Seller, any Seller Subsidiary, or any other designee of the Seller which the Seller may so designate (in its sole discretion), prior to the Closing.

     1.6 Assumption Agreement. Immediately prior to the Closing, the Seller shall deliver to the Company a duly executed copy of the Assumption Agreement (as hereinafter defined), which shall become effective upon delivery, provided, however, that if the Closing is not completed for any reason, the Assumption Agreement will be deemed null and void.

                                ARTICLE II

                                THE CLOSING

     2.1 The Closing. Except as otherwise mutually agreed upon by the Seller and the Buyer, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York at 10:00 a.m., local time, on the second business day following the date on which the last of the conditions specified in Sections 9.3 and 10.3 of this Agreement have been satisfied or waived (by the party entitled to waive such condition). For purposes of this Agreement, the "Closing Date" shall mean the date on which the Closing is completed.

     2.2 Deliveries by the Seller. At the Closing, the Seller shall deliver to the Buyer (unless delivered previously) the following:

       (a) stock certificates representing the Shares accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

       (b) a receipt duly executed by the Seller acknowledging receipt of the Purchase Price;

       (c) the stock books, stock ledgers, minute books and, if any, corporate seals of the Company and its Subsidiaries;

       (d) a certificate evidencing the good standing of the Company under the laws of the State of Illinois;

       (e) copies of the resolutions adopted by the directors of the Seller, certified by the Secretary or the Assistant Secretary of the Seller as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Seller of this Agreement, and the performance by the Seller of its obligations hereunder;

       (f) the resignations of the members of the Board of Directors and officers of the Company and its Subsidiaries as requested by the Buyer in writing prior to the Closing;

       (g)  the certificate referred to in Section 9.4 herein; and

       (h) the Evidence of Consents (as hereinafter defined), to the extent obtained on or prior to the Closing Date;

       (i)  the Section 1445(b)(2) Certificate (as hereinafter defined);

       (j) the duly executed agreement of Parent (as hereinafter defined) in the form of Exhibit 2.3 hereto ("Parent Guaranty"); and

       (k) all other documents and instruments reasonably required to be delivered by the Seller pursuant to this Agreement.

     2.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller (unless delivered previously) the following:

       (a) the Purchase Price, by wire transfer of immediately available funds to an account designated by the Seller prior to the Closing;

       (b) a cross-receipt duly executed by the Buyer acknowledging receipt of the Shares;

       (c) copies of the resolutions adopted by the directors of the Buyer, certified by the Secretary or the Assistant Secretary of the Buyer as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement, and the performance by the Buyer of its obligations hereunder;

       (d)  the certificate referred to in Section 10.4 herein; and

       (e) all other documents and instruments reasonably required to be delivered by the Buyer pursuant to this Agreement.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer as follows:

     3.1 Organization and Standing. Each of the Seller, the Company and the Subsidiaries of the Company (the "Subsidiaries") set forth on Schedule 3.4 of the Disclosure Schedule (the "Disclosure Schedule") delivered by the Seller in connection herewith is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.1 of the Disclosure Schedule and is in good standing in each such jurisdiction, except where the failure to be so qualified or licensed or in such good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company. There is no other jurisdiction in which the conduct of the Company's or any of the Subsidiaries' business or the character or location of its assets, properties or operations requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Material Adverse Effect" when used in respect to any party means a material adverse effect on (i) the assets, business, financial condition or results of operations of that party and its subsidiaries, taken as a whole, excluding the effect of general economic or market conditions or other conditions generally affecting the industries in which such party operates, or (ii) the ability of such party to enter into this Agreement or consummate the transactions contemplated hereby. The Seller has heretofore delivered to the Buyer complete and correct copies of the Articles of Incorporation and By-laws of the Company and the Subsidiaries as currently in effect.

     3.2 Authorization; Binding Obligation. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller have been duly and validly authorized by the Board of Directors of the Seller, and no other corporate action on the part of the Seller is necessary to authorize this Agreement or for the Seller to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. All of the issued and outstanding shares of each class of capital stock of the Seller is beneficially owned by BTR plc, a United Kingdom corporation (the "Parent").

     3.3 Capitalization. The authorized capital stock of the Company consists of 100,000 shares of common stock, 69,311 of which are issued and outstanding, all of which are owned of record by the Seller. The Company has no other shares or classes of capital stock authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights in respect thereto. There are no outstanding (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Company shares of capital stock of any class, (ii) securities of the Company that are convertible into, or exchangeable or exercisable for, shares of any class of capital stock of the Company, (iii) options, warrants or other rights to acquire from the Company any such convertible, exchangeable or exercisable securities, or
(iv) any other contracts, commitments, agreements, understandings or arrangements of any kind relating, directly or indirectly, to the issuance of any capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company or the Seller is a party with respect to the voting of the capital stock of the Company or any Subsidiary.

     3.4  Subsidiaries.  Schedule 3.4 of the Disclosure Schedule sets forth
(i) the name of each Subsidiary and its jurisdiction of incorporation,
(ii) the number of issued and outstanding shares of each class of capital stock of each Subsidiary, and (iii) the record owner of such shares. All issued and outstanding shares of capital stock of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, free of any pre-emptive rights in respect thereto, and are owned of record by the Company. There are no outstanding (i) options, warrants or other rights to purchase or otherwise acquire shares of capital stock of any class of any of the Subsidiaries, (ii) securities of the Company or any of the Subsidiaries that are convertible into, or exchangeable or exercisable for, capital stock of any of the Subsidiaries, (iii) options, warrants or other rights to purchase or otherwise acquire any such convertible, exchangeable or exercisable securities of the Company or any of the Subsidiaries or (iv) any other contracts, commitments, agreements, understandings or arrangements of any kind relating, directly or indirectly, to the issuance of any capital stock of any of the Subsidiaries. There are no voting trusts or other agreements or understandings to which any Subsidiary is a party with respect to the voting of the capital stock of any Subsidiary.

     3.5 Title to Shares. (a) The Seller is the owner of the Shares, free and clear of all Liens (as hereinafter defined) and at the Closing, the Buyer will receive title to the Shares free of any adverse claim within the meaning of the Uniform Commercial Code as adopted in New York. Such Shares are not subject to any restrictions on transferability other than those imposed by the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. Other than this Agreement, there are no options, warrants, calls, commitments or rights of any character under which the Seller may be obligated to sell or Transfer any of the Shares.

       (b) For the purpose of this Agreement, "Liens" shall mean any liens, mortgages, pledges, security interests, options, charges or similar encumbrances, but shall exclude (i) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, landlords' and other similar Liens arising or incurred in the ordinary course of business; (ii) matters that would be disclosed by an accurate survey or inspection of the Real Property (as hereinafter defined) which do not, individually or in the aggregate, materially and adversely affect the value or use of any of the Real Property;
(iii) liens for current Taxes not yet due or that are being contested in good faith for appropriate proceedings; (iv) any other covenants, conditions, restrictions, reservations, rights or easements which do not, individually or in the aggregate, materially and adversely affect the value or use of any of the Real Property; and (v) zoning, building, land use, and other similar restrictions of general applicability imposed by law, statute, rule, regulation, ordinance, order or process promulgated by any Governmental Entity (as hereinafter defined).

     3.6 Consents and Approvals; No Violation. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and as set forth on Schedule 3.6 or 3.12 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Articles of Incorporation or By-laws of the Seller, the Company or any of the Subsidiaries, (ii) require any consent, waiver, approval, license, order, authorization or permit (collectively, "Consents") of, or the registration, declaration or filing of any document or report with or notification to, any Governmental Entity (as hereinafter defined), except where the failure to obtain any such Consents or make such filings or notifications would not, individually or in the aggregate, have a Material Adverse Effect on the Seller or the Company, (iii) conflict with or violate any statute, law, rule, regulation, ordinance, order, judgment, award, writ, injunction or decree (collectively, "Laws") of any federal, state or local government or political subdivision thereof, governmental or regulatory agency, authority, entity, commission, court or other instrumentality ("Governmental Entity") applicable to the Seller, the Company or any of the Subsidiaries, except where any such violations would, individually or in the aggregate, not have a Material Adverse Effect on the Seller or the Company,
(iv) violate or conflict with, result in a breach of or constitute (with or without due notice or the passage of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of the performance of or the loss of a benefit under, any Contract or Permit (each as hereinafter defined) to which the Seller, the Company or any of the Subsidiaries is a party or to which the Seller, the Company or any of the Subsidiaries or any of their assets are subject, except for (A) such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Seller or the Company and (B) those as to which requisite waivers or consents have been obtained, or
(v) result in the creation of any Lien upon any of the assets of the Seller, the Company or any of the Subsidiaries. The term "Permit" as used in the preceding sentence, and solely for purposes of such sentence, does not include any Permit required pursuant to any Environmental Law.

     3.7 Financial Statements; Liabilities. The Seller has previously furnished to the Buyer copies of the audited consolidated balance sheet of the Company as at December 31 for the fiscal year ended December 31, 1996 (the "Audited Balance Sheet") and the related (i) consolidated statement of operations, (ii) consolidated statement of shareholders' equity and
(iii) consolidated statement of cash flows, for the fiscal year then ended (together with the notes thereto), certified by Deloitte & Touche, the Company's independent public accountants, and accompanied by their reports thereon (collectively, with the Audited Balance Sheets, the "Audited Financial Statements"). The Audited Financial Statements fairly present in all material respects the financial condition, results of operations, and cash flows of the Company as of the date and for the period presented therein in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period indicated, except as otherwise noted therein or in the related notes thereto or as set forth on Schedule 3.7 of the Disclosure Schedule.

     3.8  Absence of Certain Changes.  Except (i) as set forth on Schedule
3.8 of the Disclosure Schedule and (ii) as contemplated by Section 1.5 (Sale or Distribution of Certain Property), since December 31, 1996, (i) there has not occurred any change in the assets, financial position, results of operations or business of the Company or any Subsidiary that has resulted in a Material Adverse Effect on the Company, (ii) neither the Company nor any Subsidiary has incurred any damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets involving an amount in excess of $200,000, and (iii) neither the Company nor any Subsidiary has taken any action which would have constituted a violation of Sections 5.3(b)(i), (ii), (iii), (vi), (xii), (xiii), (xv), (xvi), (xvii) or (xviii) if such sections had applied to it since December 31, 1996.

     3.9 Material Contracts. Schedule 3.9 of the Disclosure Schedule sets forth a list, as of the date hereof, of the following contracts, agreements, commitments or arrangements or other legally binding contractual rights or obligations (collectively "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their assets, are bound:

       (a) Any employment, severance, management, consulting or other Contract (not including the Collective Bargaining Agreements as defined below) involving compensation for services rendered or to be rendered, in each case involving payments in excess of $100,000 per year;

       (b) any distributorship, agency, manufacturer's representative or similar Contract requiring the future payment by the Company in an amount in excess of $150,000 and that is not terminable at will by the Company or a Subsidiary, as the case may be, without liability or penalty;

       (c) Any Collective Bargaining Agreement (as hereinafter defined) with any collective bargaining group or labor union;

       (d) Any credit agreement, loan agreement, indenture, note, bond, mortgage, security agreement, loan commitment, conditional sale or title retention agreement, equipment financing obligation or other evidence of indebtedness, or other Contract relating to the borrowing of funds in an amount in excess of $100,000;

       (e) Any guarantee, indemnity or similar Contract which by its terms the Company or any Subsidiary could (whether or not subject to contingencies) be required to make payments in excess of $100,000 with respect to or as a result of liabilities, losses, costs or expenses paid or incurred by another person or entity;

       (f) Any Contract with respect to letters of credit, surety or other bonds or pursuant to which any of the Company's or any Subsidiary's assets are or are to be subjected to a Lien in an amount in excess of $100,000;

       (g) Any open sales order or Contract for more than $150,000 which is not terminable at will ("Backlog Contracts");

       (h) Any purchase order or requirements contract for more than $150,000 which is not terminable at will ("Supply Requirement Contracts");

       (i) Any equipment lease requiring annual expenditures of more than $150,000 which is not terminable at will;

       (j) Any vehicle lease requiring annual expenditure of more than $150,000 which is not terminable at will;

       (k) Any Contract for the purchase or sale of any business or assets (other than purchases or sales in the ordinary course of business consistent with past practice) or the grant of any preferential rights to purchase any assets of the Company or any Subsidiary with a value in excess of $150,000;

       (l) Any Contract limiting or restricting the ability of the Company or any Subsidiary from entering into or engaging in any market or line of business or competing against any person or entity requiring the Company or any Subsidiary to observe confidentiality restrictions;

       (m) Any Contract with respect to a joint venture or partnership arrangement which subjects the Company to liabilities of any nature in excess of $200,000 or was entered into other than in the ordinary course of business;

       (n) Any Contract with the Seller, any Affiliate of the Seller, or any officer, director or employee of the Company or any Subsidiary;

       (o) Any Contract relating to the release, transportation or disposal of Hazardous Materials (as hereinafter defined) or the clean-up, abatement or other action in connection with Environmental Conditions (as hereinafter defined);

       (p) Any Contract relating to Intellectual Property (as hereinafter defined) that is material to the Business;

       (q) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires future payments in excess of $150,000; or

       (r) Any Contract other than the Contracts listed above (i) which involves aggregate future payments by or to the Company or any of its Subsidiaries in excess of $150,000 (other than purchase or sale orders entered into in the ordinary course of business consistent with past practice), or
(ii) which could reasonably be expected to result in a Material Adverse Effect on the Company. The Seller has made available to the Buyer copies of all Material Contracts (as defined below) or representative forms thereof. Except as set forth on Schedule 3.9 of the Disclosure Schedule, all of the Material Contracts are valid, binding and enforceable obligations of the Company or one of the Subsidiaries, as the case may be, and, to the knowledge of the Seller, are in full force and effect, and neither the Company nor any Subsidiary nor, to the knowledge of the Seller, the other party thereto is in material breach of or (with or without the giving of notice or passage of time, or both) default under any such Material Contract. As used in this Agreement, the term "Material Contracts" means the Collective Bargaining Agreements, the Real Property Leases and the contracts set forth on Schedule 3.9 of the Disclosure Schedule. The term "Collective Bargaining Agreement" means all collective bargaining agreements with any labor unions or associations representing employees of the Company or any of its Subsidiaries.

     3.10 Compliance with Laws. Except as set forth on Schedule 3.10 of the Disclosure Schedule and in Section 3.12 herein, neither the Company nor any of the Subsidiaries is in violation of any provision of any Law, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any material order, judgment, injunction, award, decree, writ, rule and similar action ("Order") of any Governmental Entity.

     3.11 Litigation and Arbitration. Except as set forth on Schedule 3.11 of the Disclosure Schedule and Section 3.12 herein, there is no claim, action, suit, investigation, administrative proceeding, arbitration or other proceeding ("Legal Proceeding"), pending or, to the knowledge of the Seller, threatened, against the Company or any Subsidiary which (i) if adversely determined, could, individually or in the aggregate, have a Material Adverse Effect on the Company or (ii) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.

     3.12 Environmental. (a) Except as set forth on Schedule 3.12(a) of the Disclosure Schedule:

          (i) to the knowledge of the Seller, the Company and the Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance as would not result in a Material Adverse Effect on the Company;

          (ii) to the knowledge of the Seller, neither the Company nor any Subsidiary has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any Hazardous Material or any solid waste, except in compliance with all applicable Environmental Laws, except for such noncompliance as would not result in a Material Adverse Effect on the Company, nor to the knowledge of the Seller, has there been a Release or Threat of Release (each as hereinafter defined) for which the Company or any of its Subsidiaries had an obligation to report to a Governmental Entity pursuant to any applicable Environmental Law, except for such Releases or Threats of Release as would not result in a Material Adverse Effect on the Company;

          (iii) to the knowledge of the Seller, as of the date of this Agreement, no Lien has been imposed on any currently owned assets of the Company or any Subsidiary by any Governmental Entity at the federal, state, or local level in connection with the presence of any Hazardous Material;

          (iv) neither the Company nor any Subsidiary has (A) as of the date of this Agreement, entered into or been subject to any Order with respect to Environmental Laws, except for such Orders as to which the Company or its Subsidiaries have resolved all obligations required of the Company or its Subsidiaries (as the case may be) pursuant to said Order; (B) as of the date of this Agreement, received any notice under the citizen suit provision of any Environmental Law alleging that the Company or any of its Subsidiaries are in violation of said Environmental Law or otherwise liable under said Environmental Law, except for notices related to violations or liabilities that have been fully and finally resolved; or (C) as of the date of this Agreement, received any written request for information, notice, demand letter, administrative demand, or formal complaint or claim alleging that the Company or any of its Subsidiaries are in violation of or liable under any Environmental Law, except for violations or liabilities that have been fully and finally resolved; and

          (v) the Company and the Subsidiaries have currently in effect, in the name of the Company or the respective Subsidiary, as the case may be, and are in compliance with, all Permits required for the operation and conduct of the Business, pursuant to applicable Environmental Laws, except where the failure to have or be in compliance with such Permits would not have a Material Adverse Effect on the Company or its Subsidiaries.

       (b) For purposes of this Agreement, the following terms have the following meanings:

     "Environment" means soil, surface waters, groundwaters, land, sediments, surface or subsurface strata, ambient air or any other environmental medium.

     "Environmental Condition" means any condition with respect to the Environment on or off-site, or health or safety, relating to any of the Company's or its Subsidiaries' current or former facilities, or in connection with the current or former operation or activities of the Company or its Subsidiaries or the Business, whether or not yet discovered, which has resulted in the past or does result in the future in any damage, loss, cost, expense, claim, demand, order, or liability to or against the Seller, the Company, any Subsidiary or the Buyer by any third party (including, without limitation, any Government Entity), including without limitation any condition resulting from the operation of the Business prior to the Closing Date by the Company or any Subsidiary or any activity or operation formerly conducted by the Company or any Subsidiary.

     "Environmental Law" means any federal, state or local environmental or health and safety-related Law, and all rules and regulations thereunder, including without limitation the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), as amended, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended ("CERCLA"), the Federal Clean Water Act (33 U.S.C. 1251 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), as amended.

     "Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or oil as defined in or regulated pursuant to any Environmental Law.

     "Permit" means any permit, license, approval, consent, certificate or authorization issued by a Governmental Entity which is required by any Law;

     "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

     "Threat of Release" means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

     3.13 Employee Benefit Plans; ERISA.  (a)  Except as set forth on
Schedule 3.13(a) of the Disclosure Schedule, there is no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and
Section 412 of the Internal Revenue Code, as amended (the "Code"), with respect to any Plan (as hereinafter defined) that is subject to such sections. No "reportable event" (other than those for which the 30-day notice to the Pension Benefit Guaranty Corporation ("PBGC") has been waived) or "prohibited transaction" (other than those for which there is an available exemption) (as such terms are defined in ERISA and the Code, as applicable) which is likely to result in the imposition of a material excise tax or other material liability of the Company has occurred with respect to any Plan during the five years preceding the Closing Date. Each Company Plan (as hereinafter defined) is and has been operated in material compliance in all respects with the presently applicable provisions of ERISA, the Code and other applicable law. With respect to any insurance contract providing funding under any Company Plan, there is no material liability for any retroactive rate adjustment arising from events occurring prior to the Closing Date. The Company has not incurred any material liability under Title IV of ERISA to the PBGC in connection with any Plan which is subject to Title IV of ERISA which has not been fully paid prior to the date hereof, other than liability for premiums due the PBGC, which premiums have been paid when due, and, except as set forth on Schedule 3.13(a) of the Disclosure Schedule, no such Plan has been terminated or is reasonably expected to be terminated or to be subject to proceedings by the PBGC under Title IV of ERISA on or before the Closing Date. Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, the Internal Revenue Service has issued, with respect to each Company Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code, a letter determining that such Company Plan is qualified and its related trust is exempt from United States federal income tax under Sections 401(a) and 501(a) of the Code (including without limitation the requirements of the Tax Reform Act of 1986), respectively, and there has been no occurrence affecting the form or operation of any Company Plan since the date of any such determination letter which is likely to adversely affect such qualification. Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, no Plan is a "welfare benefit fund" (within the meaning of Code Section 419(e)), or a "multiple employer plan" (within the meaning of Section 413(c) of the Code) or a "multiemployer plan" (as defined in Section 3(37) of ERISA), and no withdrawal liability has been incurred by or asserted against the Company with respect to any employee pension benefit plan which is a multiple employer plan or a multiemployer plan.

       (b) Schedule 3.13(b) of the Disclosure Schedule lists all Company Plans. Copies of all Company Plans and the summary plan descriptions, the most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if applicable, and, if not applicable, statement of trust assets, have been made available to the Buyer.

       (c) Each Plan that is a "group health plan" (as defined in Section 4980B of the Code) has been operated in material compliance with Section 4980B of the Code and the secondary payor requirements of Section 1862(b)(1) of the Social Security Act. Except as provided in Schedule 3.13(c)(i) of the Disclosure Schedule and except as required by Section 4980B of the Code, the Company does not maintain any plan that provides medical benefits or life insurance benefits in respect of any employees or former employees of the Company beyond their retirement. Except as provided on Schedule 3.13(c)(i) of the Disclosure Schedule, the Company has no obligation to provide, and has no liability for, any medical benefits with respect to any employee of the Company who retires or otherwise terminates such employment after October 1, 1996. Except as set forth on Schedule 3.13(c)(ii) of the Disclosure Schedule, no Plan provides for severance pay, unemployment compensation or any similar payment with respect to any current or former employee, officer, director, or agent of the Company. Except as provided in Schedule 3.13(c)(iii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any such individual to severance pay, unemployment compensation or other similar payment; (ii) accelerate the time of payment or vesting of any amount; (iii) increase the amount of compensation due to any such individual; (iv) constitute a "prohibited transaction" (as defined in Section 406 of ERISA or section 4975 of the Code) or (v) entitle any such individual to an "excess parachute payment" within the meaning of section 280G of the Code.

       (d) Except as set forth on Schedule 3.13(d) of the Disclosure Schedule, there are no material actions or claims existing or pending (other than routine claims for benefits) or, to the knowledge of the Seller, threatened with respect to any Plan and the Company has not been notified of any audit or investigation of a Company Plan by any Governmental Entity.

       (e) All material contributions required to be made by the Company or any of its Affiliates under applicable Laws or the terms of any Plan or Collective Bargaining Agreement to each Plan prior to the Closing Date have been made as of such date.

       (f) The Company and each of the Subsidiaries (except as a result of any actions taken by the Buyer) (i) is in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Age Discrimination in Employment Act, as amended, the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Americans with Disability Act of 1990, the Family and Medical Leave Act of 1993, and any other federal, state or local law regulating employment or protecting employee rights), in each case, with respect to current and former employees and independent contractors of the Company and the Subsidiaries, (ii) has withheld all material amounts required by applicable Laws or by agreement to be withheld from the wages, salaries and other payments to such current and former employees and independent contractors of the Company and the Subsidiaries, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for current or former employees and independent contractors of the Company and the Subsidiaries.

       (g) For purposes of this Agreement, "Plans" shall mean all employee plans, practices and arrangements, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of ERISA), employee pension benefit plans, programs, arrangements or agreements, all health, medical, welfare, disability, life insurance, bonus, severance pay and other employee benefit or fringe benefit plans maintained by or with respect to which the Company has any fixed or contingent, direct or indirect liability, and "Company Plans" shall mean all Plans that provide benefits to or in respect of employees or former employees of the Company or their beneficiaries.

     3.14 Labor Matters. Except as set forth on Schedule 3.9 of the Disclosure Schedule, (i) no employees of the Company or any subsidiary are represented by any labor organization and there is no union organizational activity currently underway, or to Seller's knowledge, threatened, with respect to any employees of the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary is engaged in, or has received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, (iii) neither the Company nor any Subsidiary is engaged in, or has received any notice of, any grievances arising under any collective bargaining agreements which in the aggregate would involve any liability in excess of $75,000, or any pending arbitration proceedings under any collective bargaining agreements and (iv) during the immediately preceding 24 calendar months there has not been any, and there is no threatened, labor strike, work stoppage or slowdown pending against any portion of the Business and no pending lockout by the Company or any Subsidiary. The Company and each Subsidiary has satisfied and performed in all material respects its obligations under each Collective Bargaining Agreement, and under any order, conciliation contract or settlement contract by which any of them is bound or to which any of them is subject concerning employment related matters. The Company has extended to September 19, 1997, the Collective Bargaining Agreement between the Company and International Union United Automobile, Aerospace and Agricultural Implement Workers of America, and its Local 1561, UAW, dated November 25, 1993. Neither the Company nor any Subsidiary is engaged in, or has received notice of, any material local, state and/or federal charge, complaint, lawsuit or other action, pertaining to the violation of any employment law, statute, ordinance or regulation and no such material charge, complaint, lawsuit or other action is pending before any agency or administrative body responsible for administering such employment law, statute, ordinance or regulation.

     3.15 Taxes. (a) Except as set forth on Schedule 3.15(a) of the Disclosure Schedule:

             (i) the Company and each of the Subsidiaries has filed all tax returns that it was required to file (including estimated tax returns), such tax returns were correct and complete in all respects, and all taxes owed by the Company and the Subsidiaries (whether or not shown on any tax return) have been paid. The Company and the Subsidiaries are collectively referred to herein as the "Taxpayers" and the Company and each of the Subsidiaries is individually referred to herein as a "Taxpayer";

            (ii) there is no outstanding claim made by a tax authority in a jurisdiction where a Taxpayer has filed a tax return in the past five years;

           (iii) the Audited Financial Statements reflect an adequate reserve for all taxes payable by the Taxpayers accrued through the date of such Audited Financial Statements. All deficiencies for any taxes that have been proposed, asserted, or assessed against the Taxpayers have been fully paid, or are fully reflected as a liability in such Audited Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in such Audited Financial Statements;

            (iv) no deficiency for any taxes has been proposed, asserted, or assessed with respect to any Taxpayer and no audit or other examination of the tax returns of any Taxpayer is currently in progress;

             (v) there are no Liens for taxes (other than for current taxes not yet due and payable) on the assets of any Taxpayer or the Shares;

            (vi) the U.S. federal income tax returns of the Taxpayers have been examined by and settled with the Internal Revenue Service for all years through 1992. There has been no waiver or extension of the statute of limitations for the assessment of any income tax for any taxable year;

           (vii) no Taxpayer is a party to, or bound by, any agreement providing for the filing of tax returns or the allocation or sharing of taxes;

          (viii) no Taxpayer has filed a consent pursuant to, or agreed to the application of, Section 341(f) of the Code;

            (ix) no Taxpayer has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments, the deductibility of which would be disallowed (in whole or in part) under Section 280G of the Code;

             (x) the Seller is not a foreign person within the meaning of, and no tax is required to be withheld as a result of the Transfer contemplated by this Agreement pursuant to, Section 1445 of the Code;

            (xi) all taxes that are required by Law to be withheld or collected by any Taxpayer have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or properly deposited as required by applicable Law;

           (xii) no Taxpayer (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Seller or one of the Taxpayers), or (B) has any liability for the taxes of any other person under Treas. Reg. Paragraph 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise;

          (xiii) no Taxpayer has executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law; and

           (xiv) none of the assets owned by any Taxpayer is property that is required to be treated as owned by any other person pursuant to
     Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       (b)  For purposes of this Agreement,

            (i) the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") means all federal, state, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, alternative minimum, gains, transfer, documentary, stamp, and other taxes, duties, or assessments of any nature whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts; and

            (ii) the term "tax returns" means all returns, reports, statements, elections, forms, or other documents or information required to be filed with a taxing authority with respect to the taxes of the Taxpayers.

     3.16 Real Property. (a) Schedule 3.16(a) of the Disclosure Schedule contains a complete list and description of all real estate owned by the Company or any Subsidiary excluding the Aurora Property and the Hardwood House Property (the "Real Property") and of all leases of real property to which either the Company or any Subsidiary is a party or is bound (the "Real Property Leases"). True and correct copies of all such leases have previously been delivered by the Seller to the Buyer. The real estate owned and the leaseholds described in Schedule 3.16(a) of the Disclosure Schedule represent all of the real estate interests used, owned or occupied by the Company or any Subsidiary.

       (b) The Company and the Subsidiaries have full and exclusive right to the occupation and use of the real estate interests described on Schedule 3.16(a) of the Disclosure Schedule, subject only to the terms of the applicable leases. No material claim has been asserted against the Company or any Subsidiary adverse to its rights in such real estate interests.

       (c) Except as set forth on Schedule 3.16(a) of the Disclosure Schedule, (i) each lease described thereon is in full force and effect, and
(ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Seller, any other party thereto, is in breach thereunder or in default thereunder (with or without the lapse of time or the giving of notice or both), except where the failure of any such lease to be in full force and effect or such breach or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

       (d) The owned and leased real estate described in Schedule 3.16(a) of the Disclosure Schedule, and the present use by the Company and its Subsidiaries of such real estate, does not violate any zoning, land use or other Law, except where any such violation would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     3.17 Customers and Suppliers. Neither the Company nor the Subsidiaries are involved in any material disputes with any of its customers or suppliers, except in the ordinary course of business in respect to adjustments relating to shipping deficiencies or defective goods. Schedule 3.17 of the Disclosure Schedule sets forth (a) the names of the top twenty suppliers to the Company in respect of dollar amounts of orders for the purchase of merchandise during the 12-month period ended as of December 31, 1996 and (b) the names of the top twenty customers of the Company in respect of the dollar amounts of sales of merchandise during the 12-month period ended as of December 31, 1996. The Company and its Subsidiaries have not received written, or to the Seller's knowledge, oral notice from any such supplier or customer refusing or threatening to refuse to maintain the same level of business with the Company as in such 12-month period.

     3.18 Sufficiency of Assets. The properties and assets owned by, or currently leased or licensed by, the Company and the Subsidiaries comprise all of the material properties and assets currently used by the Company and the Subsidiaries in the Business and are sufficient for the operation of the Business on a basis consistent with past practice in all material respects, except for insurance provided by Affiliates and arrangements pursuant to which financial, treasury, legal and other corporate staff services are presently provided by the Seller and its Affiliates and which will cease being provided as of the Closing Date.

     3.19 Intellectual Property.   (a) Schedule 3.19 of the Disclosure
Schedule identifies all domestic and foreign patent, copyright, trademark, service mark, trade dress, trade secret, trade name and assumed name rights, and all pending applications to patent or register such rights, owned or licensed by the Company or any of its Subsidiaries (collectively, the "Intellectual Property") which are material to the Business. Except as set forth on Schedule 3.19(a) of the Disclosure Schedule, or where the failure to have such rights would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries have valid and subsisting rights by ownership, assignment, license, lease or other agreement in and to all of the Intellectual Property which is used in the operation of the Business as currently conducted, including the unrestricted right to make such use of the Intellectual Property, and those rights shall continue after and not be affected by the Closing. To the knowledge of the Seller, all of the Intellectual Property rights are subsisting, valid and enforceable. The Company and its Subsidiaries have each taken reasonable security measures to protect the confidentiality and value of their trade secrets.

       (b) There are no pending claims or, to the Seller's knowledge, assertions challenging the Company's or any Subsidiary's use of the Intellectual Property in the operation of the Business as currently conducted, or in the conduct of the Business, or the validity, scope or enforceability of the Intellectual Property, except for such claims which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.19(b) of the Disclosure Schedule, to the Seller's knowledge, there is no infringement of any of the Company's or any Subsidiary's rights in or to the Intellectual Property by any third party.

     3.20 Transactions with Interested Persons.  Except as set forth on
Schedule 3.20 of the Disclosure Schedule, neither the Company nor any Subsidiary has any obligation to indemnify, or to make any payment of money to, any of the Seller, any Affiliate of the Seller (other than the Company or any Subsidiary), or any person who is or was an officer, director or employee of the Company, any Subsidiary or any Affiliate of the Company, except for salaries for services rendered and expenses (including employee benefits and other related benefits) previously incurred in the ordinary course of business consistent with past practice.
     3.21 Brokers. The Company has not employed any financial advisor or finder or incurred any liability for any broker's commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.
The Seller has engaged Wasserstein Perella & Co., Inc. to render investment banking services and will pay for such services.


                                ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     4.1 Organization and Standing. The Buyer is a corporation duly organized and validly existing under the laws of the State of Iowa. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as they are now being conducted.

     4.2 Authorization; Binding Obligation. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Company and the Seller, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     4.3 Consents and Approvals; No Violation. Except for the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any provision of the Certificate of Incorporation or By-laws (or other similar organizational documents) of the Buyer, (ii) require any Consent of, or the registration, declaration or filing of any document or report with or notification to, any Governmental Entity by the Buyer, (iii) violate or conflict with any Law of any Governmental Entity applicable to the Buyer except where such violations would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer, (d) violate or conflict with, result in a breach of, or constitute (with or without due notice or the passage of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of the performance of or the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, indenture, Lien, contract, lease or other instrument or obligation to which the Buyer is a party or by which any of its businesses, property or assets may be bound, except for such violations, breaches and defaults which, in the aggregate, would not have a Material Adverse Effect on the Buyer.

     4.4 Financing. The Buyer has sufficient cash, available lines of credit or other sources of immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     4.5 Investment Purpose. The Buyer is acquiring the Shares for its own account and without a view to any distribution thereof in violation of the securities laws of the United States or any state thereof.

     4.6 Brokers. The Buyer has not employed any financial advisor or finder or incurred any liability for any broker's commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.


                                 ARTICLE V

                           ADDITIONAL COVENANTS

     5.1 Access to Information. From time to time prior to the Closing and upon reasonable advance notice, the Seller shall cause the Company and the Subsidiaries (i) to afford (and will cause the Company's and the Subsidiaries' officers, employees and representatives to afford) the Buyer, and its counsel, financial advisors, accountants and other representatives with, during normal business hours, (x) reasonable access to all of the Company's properties, (y) reasonable opportunity to examine and to make copies of all of the Company's books and records, Contracts and all other documents relating to the Business, and (z) access to the Company's key personnel, and suppliers and customers and
(ii) to furnish to the Buyer and its counsel, financial advisors, accountants and other representatives all such further information concerning the Company as the Buyer shall reasonably request. All such information and access by the Buyer and its employees and representatives shall comply with the Company's security procedures and shall be conducted in a manner which does not unreasonably interfere with the operations of the Company. All information concerning the Parent, the Seller, the Company or the Business furnished or provided by the Seller to the Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the letter agreement (the "Confidentiality Agreement") previously delivered by the Buyer to the Parent.

     5.2 Insurance. Except as set forth on Schedule 5.2 of the Disclosure Schedule, between the date of this Agreement and the Closing Date, the Seller shall or shall cause the Company and the Subsidiaries to use commercially reasonable efforts to maintain in full force and effect all of the presently existing insurance coverage of the Company. All such existing insurance coverage shall cease upon the Closing.

     5.3 Preservation and Conduct of the Business. Except (A) as expressly provided in Schedule 5.3 of the Disclosure Schedule or (B) as otherwise contemplated by this Agreement, including but not limited to Section 1.5 and
Section 3.16 of this Agreement, or (C) as otherwise consented to by the Buyer in writing, between the date of this Agreement and the Closing Date, the Seller will cause each of the Company and the Subsidiaries to:

       (a) use commercially reasonable efforts to conduct its Business in the ordinary course consistent with past practice in all material respects, including without limitation preserving and maintaining the goodwill of its Business and the Company's and each of the Subsidiaries' relationships with its respective customers, suppliers, distributors, licensors and others with whom the Company and each of the Subsidiaries has material business relationships; and

       (b) without limiting the generality of the foregoing, except to the extent necessary to consummate the transactions contemplated by this Agreement, not:

             (i) amend their respective Articles of Incorporation or By-laws or equivalent organizational documents;

            (ii) declare, set aside or pay any dividend or make any distribution on or with respect to shares of their capital stock or redeem, repurchase or otherwise acquire any shares of their capital stock;

           (iii) make any cash payments to the Seller or any Affiliate of the Seller or any Seller Subsidiary other than pursuant to, and in accordance with the terms of, a Contract listed or past practice described on Schedule 3.9 of the Disclosure Schedule;

            (iv) issue, grant, sell, assign or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of convertible securities, options, warrants, commitments, subscriptions, rights to purchase or otherwise);

             (v) enter into any merger, consolidation, recapitalization or other business combination or reorganization;

            (vi) create, incur, assume or prepay any indebtedness for borrowed money or other liabilities other than in the ordinary course of business consistent with past practice; provided, however, that a loan from a bank or other financial institution shall not constitute an ordinary course transaction;

           (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or liabilities of any other person or entity, except for endorsements of negotiable instruments or other non-material obligations and liabilities incurred in the ordinary course of business consistent with past practice;

          (viii) enter into, adopt or (except as may be required by law) amend or terminate any Plan, or pay any benefit not required by any Plan on the date of this Agreement;

            (ix) enter into any employment Contract with respect to the performance of personal services which is not terminable at will without obligation or liability by the Company or the respective Subsidiary, as the case may be, or grant any severance or termination pay or other benefit other than in accordance with policies or agreements of the Company in effect on the date hereof;

             (x) sell, transfer, license, fail to maintain and protect or otherwise dispose of any material Intellectual Property;

            (xi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Material Contract;

           (xii) make commitments for any capital project, other than commitments contained in the Company's capital budget for the fiscal year ending December 31, 1997 and commitments in the ordinary course of business not exceeding in the aggregate $50,000;

          (xiii) make any material change in any method of accounting or accounting practice, except as may be required by Law or by GAAP;

           (xiv) fail to continue its existing practices, or to change such practices if required to comply with applicable Law, relating to repair and maintenance of the assets owned, leased or otherwise held by the Company or any Subsidiary;

            (xv) purchase, sell, lease or dispose of, or subject to any Lien, any assets owned, leased or otherwise held by the Company or any Subsidiary other than in the ordinary course of business of the Business consistent with past practice, except with respect to real property which may not be purchased, sold, leased or disposed of, or subjected to any Lien without the prior written consent of the Buyer;

           (xvi) make, change or revoke any election with respect to taxes except where the election (A) does not affect the Company; or (B) is consistent with prior practice and will not materially and adversely affect, before or after the Closing, the Buyer, the Company or any Subsidiary;

          (xvii) enter into any material closing or other material agreement or settlement with respect to taxes;

         (xviii) make any loans, advances or capital contributions to, or investments in, any person or entity, other than to any customer as an extension of credit in the ordinary course of business consistent with past practice;

           (xix) adopt, enact, authorize, ratify, approve, cause or suffer to exist any material amendment, modification, implementation or termination of any Collective Bargaining Agreement (other than any such amendment, modification, implementation or termination required under applicable Law or under the terms of any Plan or Collective Bargaining Agreement);

            (xx) enter into any Contract with respect to any of the foregoing; or

           (xxi) undertake any action or activity or fail to take any action which would result in any material violation or material breach of any representation, warranty or covenant of the Seller contained herein.

     5.4 Consents and Approvals. Except as set forth on Schedule 5.4 of the Disclosure Schedule, each of the Parties shall use commercially reasonable efforts to obtain as promptly as practicable all consents, authorizations, approvals and waivers required to be obtained by it in connection with the consummation of the transactions contemplated by this Agreement provided, however, that, except for filing and administrative fees, neither party shall be obligated to pay any consideration therefor to the third party from whom such consents are requested.

     5.5 Filings. (a) Promptly after the execution of this Agreement, the Parties hereto shall prepare and make or cause to be made all filings to be made with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the HSR Act, and any other required filings, submissions and notifications under the laws of any domestic or foreign jurisdiction to the extent that such filings by it are necessary for it to consummate the transactions contemplated hereby. Each Party will furnish to the other Party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. All such filings will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

       (b) Without limiting the generality or effect of Section 5.5(a), the Parties will (i) use commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act and (ii) not
(A) except as required by any Governmental Entity, extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party hereto.

     5.6 Legal Proceedings; Injunctions. (a) The Seller, the Buyer and the Company shall use commercially reasonable efforts (subject to the proviso in Section 5.6(b)) to cooperate with each other in connection with any claim, action, suit, proceeding, inquiry or investigation with any other person which relates to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder.

       (b) Without limiting the generality or effect of any other provision hereof, if any United States, state or foreign court having jurisdiction over any party issues or otherwise promulgates any Order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use commercially reasonable efforts to have such Order dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith; provided, however, that in no event will such commercially reasonable efforts require either party as a condition to or as a result of dissolving or eliminating such Order to pay damages, other than any incidental costs of such litigation, or to accept any hold-separate order, agree to any divestiture or any limitation on the conduct by the Buyer, the Company or any of its Subsidiaries, or the Seller of their respective businesses or other action which would have an adverse effect on the value to the Buyer or to the Seller of the transactions contemplated by this Agreement; provided, further, if such Order is the result of, or primarily related to, the Buyer's acquisition of, or announced intention to acquire or pursue the acquisition of or enter into any business combination or joint venture with, an entity or entities other than the Company and its Subsidiaries (which acquisition or announcement is made after the date of this Agreement), the Buyer shall agree to accept any hold-separate order, divestiture order or other limitation on the conduct of the Buyer or its business or any other commercially reasonable action, whether or not such action may have an adverse effect on the value to the Buyer of the transactions contemplated by this Agreement.

     5.7 Acquisition Proposals. During the period (the "Pre- Closing Covenant Period") between the date hereof and the earliest to occur of the Closing or the termination of this Agreement, the Seller will not, and will cause the Company and its Subsidiaries not to, and the Seller will instruct its respective officers, directors, employees, agents, advisors or other representatives (including those of the Company and its Subsidiaries) not to,
(i) solicit, initiate or encourage any proposals or offers from any person or entity relating to, or enter into (or continue) any discussions concerning, any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any Subsidiary (any such transaction, a "Competitive Transaction"), (ii) enter into any agreement regarding a Competitive Transaction, (iii) with respect to any effort or attempt by any person or entity to do or seek any of the foregoing, (a) participate in any discussions or negotiations, (b) furnish to any other person or entity any confidential information with respect to the Company, any Subsidiary or the Business, or
(c) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. During the Pre-Closing Covenant Period, the Seller and the Company will promptly notify the Buyer in the event of any proposal or offer in respect of a Competitive Transaction. Notwithstanding the foregoing, this Section 5.7 shall not restrict or prohibit the Seller or any its Affiliates (other than the Company or any of its Subsidiaries) from (i) providing third parties with information regarding the Seller and its Affiliates, including information which may include information relating to the Company and its Subsidiaries, in the course of taking or not taking any action with respect to a transaction solely relating to the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), or (ii) soliciting, initiating, encouraging or considering any proposals or offers from any person or entity relating to, or entering into, (or continuing) any discussions concerning, any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries).

     5.8 Notification of Certain Matters. Prior to the Closing, each of the parties hereto shall promptly notify the other parties, in the manner provided in Section 12.11 herein, of (i) any Legal Proceeding commenced against the Company, any Subsidiary, the Seller, the Buyer or against any director, officer, employee, agent or consultant thereof with respect to (x) the affairs of the Company or the Business or (y) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder; (ii) any circumstance or development which could reasonably be expected to adversely impair or affect its ability to perform its obligations under this Agreement; (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (iv) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

     5.9 Publicity. Except as otherwise may be required by Law, prior to the Closing neither the Buyer nor the Seller shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby, without the prior written consent of the other party, which consent shall not be unreasonably withheld. The Buyer and the Seller will agree upon a mutual press release to be made upon the execution of this Agreement.

     5.10 Expenses. Except as otherwise specifically provided for herein, each Party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives.

     5.11 Books and Records. On the Closing Date, to the extent reasonably requested by the Buyer, the Seller will deliver or cause to be delivered to the Buyer (to the extent they exist) all original agreements, leases, title insurance policies, deeds, surveys, documents, books, records and files relating to the Company (collectively, the "Records") in the possession or under the control of the Seller or any of their Affiliates other than the Company (collectively, "Post-Closing Affiliates") to the extent not in the possession of the Company or the Buyer, subject to the following exceptions:

          (i) the Buyer recognizes that certain Records may contain only incidental information relating to the Company or may primarily relate to the Seller or Post-Closing Affiliates, or the businesses of the Seller or the Post-Closing Affiliates, and that the Seller and the Post-Closing Affiliates may retain such Records provided, however, that the Seller shall at the Buyer's request made at any time specifying the items needed, deliver appropriately excised copies of such Records; and

          (ii) the Seller and the Post-Closing Affiliates may retain any tax returns and related schedules or work papers, but will promptly make available to the Buyer or the Buyer's representatives copies of such tax returns and related schedules or work papers or information appearing on such tax returns or in related documents which relates to the Company or which the Buyer will reasonably request to fulfill tax-related or financial obligations or obligations under this Agreement.

     5.12 Guarantees. The Buyer shall cooperate with the Seller, both before and after the Closing Date, by taking, and after Closing, by causing the Company to take, all commercially reasonable actions the Seller shall reasonably request (including the substitution of the Buyer as a party, the posting of a bond or any action involving any payment of money by the Buyer) to effect the termination of the guarantees listed on Schedule 5.12 of the Disclosure Schedule (collectively, the "Guarantees"), without violating or conflicting with, resulting in a breach of or constituting (with or without due notice or the passage of time or both) a default under or giving rise to any right of termination or cancellation of any Contract to which such Guarantee relates. As to any such Guarantee which is not so terminated prior to the Closing, such Guarantee or Guarantees shall remain in place unaffected and the Buyer shall indemnify the Seller or its Affiliate, as the case may be, and hold them harmless from and against any costs or expenses incurred by the Seller or its Affiliate, as the case may be, after the Closing Date in respect of such Guarantees resulting from the Buyer's or an assignee of the Buyer's use or occupancy of any property subject to any such Guarantee. The Buyer, if requested by the Seller, shall execute a separate guarantee of its obligations pursuant to this Section 5.12 in favor of the Seller or an Affiliate of the Seller in a form reasonably acceptable to the Buyer.

     5.13 Proprietary Financial Software and Group Accounting Practices.
The Parties agree that, notwithstanding any other provision of this Agreement, the Buyer shall not have any right, title or interest in any proprietary financial software or group accounting practices, policies or procedures of the Seller or any of its Affiliates (other than those of or relating to the Company or any Subsidiaries) that are set forth on Schedule 5.13 of the Disclosure Schedule.

     5.14 Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions herein provided, each of the Parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party thereto in doing, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including without limitation using commercially reasonable efforts to cause the representations and warranties herein to remain true and correct.


                                ARTICLE VI

                          POST CLOSING COVENANTS

     6.1 Employees; Employee Benefits. (a) Except for the five (5) employees identified in a letter to be delivered by the Buyer to the Seller on the Closing Date (the "Side Letter"), the Buyer agrees that individuals who are employed by the Company and the Subsidiaries as of the Closing Date shall remain employees of the Company and the Subsidiaries following the Closing Date (each such employee, "Affected Employee"); provided, however, that except as otherwise provided under applicable Law, or under the terms of any applicable employee benefit plan, employment agreement or Collective Bargaining Agreement, the foregoing shall in no way limit or restrict the rights of the Buyer, to terminate the employment of any Affected Employee, or to amend or terminate, or to cause the amendment or termination of, the terms and conditions of employment of any Affected Employee at any time after the Closing Date.

       (b) The Buyer will, or will cause the Company and the Subsidiaries to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by the Buyer, the Company, a Subsidiary or any Buyer Subsidiary (as hereinafter defined) for such Affected Employees' service with the Company or a Subsidiary to the same extent recognized by the Company or Subsidiary immediately prior to the Closing Date.

       (c) The Buyer will, or will cause the Company to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

       (d) For a period of twelve (12) months immediately following the Closing Date, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by the Buyer, any Buyer Subsidiary, the Company or any Subsidiary shall be, in the aggregate, substantially similar to those provided to such employees immediately prior to the Closing Date.

       (e) Notwithstanding any of the foregoing, (i) the Seller will assume and timely pay, and will indemnify the Buyer, its Affiliates and the Buyer Subsidiaries and hold them harmless from and against, 50% of the liability for severance pay and any other severance payment, severance cost or severance benefit that is provided by the Company for the purpose of satisfying its obligations under the five change of control employment agreements identified in the Side Letter relating to the five employees identified in the Side Letter and (ii) the Buyer will assume and timely pay, and will indemnify the Seller or any of its Affiliates or Subsidiaries and hold them harmless from and against any liability for (A) 50% of the liability for severance pay and any other severance payment, severance cost or severance benefit that is provided by the Company for the purpose of satisfying its obligations under the five change of control employment agreements identified in the Side Letter relating to the five employees identified in the Side Letter and (B) 100% of the liability for any severance payment, severance cost or severance benefit that is provided by the Company for the purpose of satisfying its obligations under any arrangements, plans or agreements listed on Schedule 6.1(e)(ii) of the Disclosure Schedule.

       (f)  Prior to the Closing Date, the Seller will cause the Company
(or any of its Subsidiaries) to amend any defined benefit pension plan maintained by the Company (or any of its Subsidiaries), and the accompanying trust documents for all such plans, so as to transfer the sponsorship of, and the assets and liabilities of, each such plan to the Seller, effective as of immediately prior to the Closing Date, so that, as of the Closing Date, neither the Company nor any of its Subsidiaries is the sponsor of any defined benefit pension plan or has any liabilities or obligation to contribute or participate with respect to any such plans. For a period of five years following the Closing Date, the Seller shall not, and shall cause any of its successors not to (i) terminate any such plan in a "distress termination" (within the meaning of Title IV of ERISA) or (ii) cause any such plan to be terminated, or made subject to proceedings, by the PBGC pursuant to Title IV of ERISA.

       (g)  Prior to the Closing Date, the Seller will cause the Company
(or any of its Subsidiaries) to transfer to the Seller, effective as of immediately prior to such Closing Date, in connection with any former employee of the Company or any of its Subsidiaries, any and all liability for providing
(i) any medical benefits to any employee of the Company who retired or otherwise terminated employment prior to the Closing Date (or to the spouse or dependents of any such employee), or (ii) workers' compensation benefits or any other benefits payable on account of an occupational disease or injury, so that neither the Company nor any of its Subsidiaries has any such liability in connection with such former employees (or their spouses or dependents) as of the Closing Date.

       (h) The Seller shall assume as of immediately prior to the Closing Date, or shall cause the Parent to assume as of immediately prior to the Closing Date, liability of the Company with respect to 5/12 of the annual amount (if any) payable pursuant to (i) the 1997 Annual Incentive Plan and
(ii) the 1997 Industrial and Construction Group Executive Management Incentive Compensation Plan. The parties acknowledge that all obligations to pay money pursuant to the November 1996 Company-Parent Memorandum of Understanding Regarding Special Bonus are the responsibility solely of Parent.

       (i) Prior to the Closing Date, the Seller shall cause the Company to transfer to the Seller, effective as of immediately prior to the Closing Date, any liability, responsibility or obligation of the Company (to the extent any such liability, responsibility or obligation arises from any promise, announcement or other agreement or undertaking by the Company prior to the Closing Date) to provide (i) to any former salaried employee of the Company, regardless of whether such employee's termination of employment with the Company occurs before, on or after the Closing Date, (or any spouse or dependent of such former employee) periodic cash payments commencing at age 65 for the purpose of providing such to former salaried employee (or spouse or dependent) the cost of retiree medical benefits, and (ii) any supplemental retirement benefits with respect to Mr. Hartman.

     6.2 Limitation on Competition. (a) For a period of three years after the Closing, the Seller will not, and will cause its Affiliates and the Seller Subsidiaries not to, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, any profit or not-for-profit business or enterprise that directly competes with the Business as of the date hereof in United States, Canada or Mexico (a "Competitive Business"). Nothing contained herein, however, shall prohibit the Seller, any Affiliate of the Seller or any Seller Subsidiary from acquiring and owning directly, through an employee benefit plan, pension plan or otherwise, for investment purposes only, (i) up to five percent (5%) of the outstanding equity securities of any Competitive Business if such equity securities of any such entity are available to the general public for purchase on a national securities exchange. In the event that this Section 6.2 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action. The Seller acknowledges that a breach of this Section 6.2 will cause irreparable damage to the Company and the Buyer, the exact amount of which will be difficult or impossible to ascertain, and that the Buyer's remedies at Law for any such breach will be inadequate. Accordingly, the Seller agrees that upon a breach or threatened breach of this Section 6.2, the Buyer will be entitled, in addition to any other legal remedies available to it, to injunctive relief or any other appropriate decree of specific performance in order to enjoin such breach or threatened breach.

       (b) Notwithstanding anything to the contrary contained in subsection (a) of this Section 6.2 and subject to the provisions of subsection
(c) of this Section 6.2, the Seller and its Subsidiaries and Affiliates shall not be deemed to have violated the restrictions contained in this Section 6.2 in the event that the Seller, one of its Subsidiaries or one of its Affiliates acquires a Competitive Business as part of an acquisition, by joint venture, merger, or other business combination, of the assets of, or the majority of the voting interests in, another Person (a "Target Business") so long as the revenue derived by the Target Business from the Competitive Business in the fiscal year preceding such acquisition constituted less than 75% of the aggregate net sales of the Target Business. The Seller, its Subsidiary or its Affiliate shall divest such Competitive Business within 24 months from the date of the purchase of the Competitive Business by way of an "auction" or other competitive bidding process, negotiated sale, or other manner of divestiture as the Seller shall deem appropriate if the revenue derived by that Target Business from the Competitive Business in the fiscal year preceding such acquisition constituted more than 20% of the aggregate net sales of the Target Business.

       (c) Notwithstanding Section 6.2(b) above and regardless of the revenue percentage derived from the Competitive Business, Seller agrees that within 60 days after Seller's, a Seller Subsidiary's or its Affiliate's, as the case may be, acquisition of any Competitive Business, the Seller, the Seller Subsidiary or its Affiliate, as the case may be, will offer in writing ("Seller's Offer") to sell to the Buyer or, if the Buyer so chooses, to the Company, any such Competitive Business for a cash price equal to the fair market value of such Competitive Business. If the Buyer notifies the Seller in writing of its potential interest in acquiring such Competitive Business within 30 days of receiving Seller's Offer, (which the Buyer may do by way of a non-binding expression of interest), (the "Buyer's Notice"), during the Restricted Period (as hereinafter defined), the Seller will not, and will cause the Seller Subsidiary or its Affiliate, as the case may be, not to: (i) solicit, initiate or encourage any proposals or offers from any person or entity relating to, or enter into (or continue) any discussions concerning, any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with the Competitive Business or the Target Business or enter into any agreement relating thereto, or (ii) furnish to any other person or entity any confidential information regarding the Competitive Business or the Target Business. The "Restricted Period" shall continue from the date the Buyer's Notice was given until the sixtieth day after the Seller's receipt of the Buyer's Notice, or such earlier date, if any, on which the Buyer notifies the Seller, the Seller Subsidiary or its Affiliate, as the case may be, that the Buyer is no longer interested in acquiring the Competitive Business. In the event the Buyer has given the Seller the Buyer's Notice within such 30-day period, the Seller agrees to provide, or to cause the Seller Subsidiary or its Affiliate, as the case may be, to provide the Buyer with substantially similar access to information and personnel regarding the Competitive Business as is described in Section 5.1 regarding the Company. If on or prior to the 30th day following the Buyer's receipt of the Seller's Offer, the Buyer has not given the Seller the Buyer's Notice, the Buyer will be deemed to have waived its rights under this Section 6.2(c). The Seller, the Seller Subsidiary or its Affiliate, as the case may be, on the one hand, and the Buyer or the Company, as the case may be, on the other hand, will seek in good faith to agree on such fair market value and if such parties are unable to so agree within 60 days after the Buyer's Notice, the Seller, the Seller Subsidiary or its Affiliate shall (i) divest such Target Business if so required by Section 6.2(b) above, or (ii) if not so required, shall not be subject to any further restrictions under Section 6.2 with respect to such Competitive Business.

     6.3 Corporate Records. (a) After the Closing Date, the Buyer will, and will cause the Company to, and the Seller will, and will cause the Post-Closing Affiliates to, retain all Records required to be retained pursuant to obligations imposed by any applicable Law; provided, however, that the Seller will not be required to retain those Records specified in Section 5.11(i). Except as provided in the immediately preceding sentence, the Buyer will, and will cause the Company to, and the Seller will, and will cause the Post-Closing Affiliates to, use all commercially reasonable efforts to retain all Records for a period of seven years after the Closing Date or for such longer periods as may be reasonably required to satisfy applicable laws, regulations or agreements. After the end of such seven-year period (or such longer period as required), before disposing, or permitting any Post-Closing Affiliate or the Company to dispose, of any such Records, the Seller or the Buyer, as the case may be, will use commercially reasonable efforts to give notice to such effect to the other party and to give the other party, at such other party's cost and expense, an opportunity to remove and retain all or any part of such Records as such other party may elect.

       (b) After the Closing Date, upon reasonable notice, each of the Buyer and the Seller will give, or cause to be given, to the representatives, employees, counsel and accountants of the other party reasonable access, during normal business hours, to Records relating to periods prior to or including the Closing Date and will permit such persons to examine and copy such Records, to the extent reasonably necessary to the other party in connection with tax and financial reporting matters (including without limitation any tax return relating to state or local real property transfer or gains taxes), audits, litigation, governmental investigations, issues relating to Indemnifiable Losses pursuant to Article VIII hereof and other business purposes; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any Contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, privileged or classified information. The Seller and the Buyer each will provide or will make available to such party reasonable access to, and assistance from, employees of the other (including with respect to the Buyer, the Company) whose assistance is reasonably required in connection with the purposes described in the preceding sentence.

     6.4 Further Assurances. The Buyer and the Seller shall from time to time after the Closing Date, upon the request of any other Party and without further consideration, execute, acknowledge and deliver in proper form any further instruments, and take such further actions as such other Party may reasonably require, to carry out effectively the intent of this Agreement.

                                ARTICLE VII

                            CERTAIN TAX MATTERS

     7.1 Tax Indemnification. (a) The Seller shall indemnify the Buyer, its Affiliates and the Buyer Subsidiaries and hold them harmless from and against: (i) any liability for taxes (including without limitation any obligation to contribute to the payment of a tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Company or any of its Subsidiaries) of the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date (the "Pre-Closing Tax Period") and for the portion of any taxes (including without limitation any obligation to contribute to the payment of a tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Company or any of its Subsidiaries) of the Company and the Subsidiaries for any Straddle Period (as defined in Section 7.1(c)) that is allocated (pursuant to Section 7.1(c)) to the Pre-Closing Tax Period (such liabilities collectively, "Pre-Closing Tax Liabilities"); (ii) any liability for Conveyance Taxes; and (iii) all taxes arising out of a breach or inaccuracy of any representation or warranty contained in Section 3.15. Notwithstanding the foregoing, the Seller shall not indemnify or hold harmless the Buyer, its Affiliates or the Buyer Subsidiaries from or against any liability for taxes attributable to a breach by the Buyer of its obligations under this Agreement.

       (b) The Buyer shall indemnify the Seller, its Affiliates and the Seller Subsidiaries and hold them harmless from and against any liability for taxes of the Company and the Subsidiaries for any taxable period ending after the Closing Date (except with respect to a Straddle Period, in which case the Buyer's indemnity will cover only taxes that are not Pre-Closing Tax Liabilities). Notwithstanding the foregoing, the Buyer shall not indemnify or hold harmless the Seller, its Affiliates or the Seller Subsidiaries from or against any liability for taxes attributable to a breach by the Seller of its obligations under this Agreement.

       (c) In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"), taxes of the Company and the Subsidiaries for the Straddle Period (i) shall be computed as if the Company and the Subsidiaries had not been included in a consolidated, combined or unitary tax return with the Seller or any other corporation, but rather, as if the Company and the Subsidiaries had filed a consolidated, combined or unitary tax return as a separate affiliated group to the extent that filing in such manner would have been allowed by the applicable taxing authority if the Seller had not owned any of the stock of the Company, or, to the extent that filing in such manner would not have been allowed by the applicable taxing authority, on an entity-by-entity basis, and otherwise consistent with past practice, and (ii) shall be allocated to the Pre-Closing Tax Period using an interim-closing-of-the-books method assuming that such taxable period ended at the close of the Closing Date, except that (X) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis and (Y) real property, personal property, intangibles and other similar taxes shall be allocated in accordance with the principles of Section 164(d) of the Code.

       (d) Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability under this Agreement in respect of taxes of the Company or any of the Subsidiaries which are attributable to any action of the Buyer or any of its Affiliates (including, without limitation, the Company or any of the Subsidiaries) that occurs after the Closing (whether on the Closing Date or otherwise) other than (i) any such action to the extent required by law, (ii) any such action that occurs after the Closing Date to the extent permitted by law provided that the Buyer shall have obtained the prior written consent of the Seller, which consent shall not be unreasonably withheld or
(iii) any such action expressly contemplated by this Agreement.

     7.2 Procedures Relating to Tax Indemnification. (a) If a claim for taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority in writing (a "Tax Claim"), which, if successful, might result in an indemnity payment pursuant to Section 7.1 herein, the party seeking indemnification (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") in writing of the Tax Claim within fifteen business days of receipt of such Tax Claim. If notice of a Tax Claim (a "Tax Notice") is not given to the Indemnifying Party within such fifteen-day period or in detail sufficient to apprise the Indemnifying Party of the nature of the Tax Claim, the Indemnifying Party shall not be liable to the Indemnified Party to the extent that the Indemnifying Party's position would be prejudiced as a result thereof.

       (b) (i) The Seller shall have the sole right to represent the interests of the Company and the Subsidiaries in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of their choice at their expense. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes that would materially adversely affect the liability for taxes of the Buyer or the Company or the Subsidiaries for any period after the Closing Date (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of the Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that the Seller has indemnified the Buyer against the effects of any such settlement.

          (ii) The Seller shall be entitled to participate at its expense in the defense of any claim for taxes for a year or period ending after the Closing Date that may be subject to indemnification by the Seller pursuant to Section 7.1(a)(i) and, with the written consent of the Buyer, and at the Seller's sole expense, may assume the entire defense of such tax claim, subject to the second and third sentences of Section 7.2(b)(i). Notwithstanding the foregoing, neither the Buyer nor the Company shall be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes for any such year or period that would materially adversely affect the Pre-Closing Tax Liabilities of the Seller (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

          (iii) Subject to the immediately preceding paragraph, the Buyer shall have the sole right to represent the Company's and the Subsidiaries' interests in the defense of any claim for taxes relating to taxable periods ending after the Closing Date. Notwithstanding the foregoing, neither the Buyer nor the Company shall be entitled to settle, either administratively or after the commencement of litigation, any claim for taxes that would materially adversely affect the Pre-Closing Tax Liabilities of the Seller (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

       (c)  After the Closing Date, the Seller and the Buyer shall:

             (i) assist (and cause their respective Affiliates to assist) the other party in preparing any tax returns or reports that such other party is responsible for preparing and filing in accordance with this
     Article VII;

            (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of the Company and the Subsidiaries;

           (iii) make available for inspection and copying to the other and to any taxing authority as reasonably requested all information, records and documents relating to taxes of the Company and the Subsidiaries, provided, however, that neither the Seller nor the Buyer shall be obligated to provide any consolidated tax returns of the Seller or the Buyer, respectively, unless requested by a taxing authority in writing, in which case the Buyer or the Seller, as the case may be, shall use commercially reasonable efforts to limit the disclosure of any such returns to the taxing authority to those portions of such returns that relate solely to the Company and the Subsidiaries.

            (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company and the Subsidiaries for taxable periods for which the other may have a liability under this Article VII; and

             (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

       (d) After the Closing Date, the Buyer shall prepare or cause to be prepared, in a manner consistent with past practice, tax schedules (known as "T-Schedules") containing the tax accrual information applicable to the Company and the Subsidiaries up through the Closing Date to the extent that the Buyer is not already in possession of such information on the Closing Date. The Seller shall reimburse the Buyer for reasonable out-of-pocket expenses, including without limitation the reasonable fees and expenses of Deloitte & Touche, incurred by the Buyer, the Company or any of the Subsidiaries in connection with the preparation of such T-Schedules.

     7.3 Tax Dispute Resolution Mechanism. Wherever in this Article VII it is provided that a dispute shall be resolved pursuant to the "Tax Dispute Resolution Mechanism," such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected "Big Six" accounting firm (the "Settlement Accountants") for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving a dispute shall be borne equally by the Seller and the Buyer, other than fees and expenses relating to a dispute as to the amount of taxes owed by either of the Parties with respect to a Straddle Period tax return, in which case such fees and expenses shall be paid by the Buyer and the Seller in proportion to each party's respective liability for taxes as determined by the Settlement Accountants.

     7.4 Survival of Tax Provisions. The obligations of the parties set forth in this Article VII shall be unconditional and absolute and shall remain in effect until the date 60 days after the expiration of the relevant statute of limitations applicable to the taxes at issue.

     7.5 Conveyance Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Seller shall be liable for, and shall timely pay, any and all gains, transfer, sales, use, bulk sales, recording, registration, documentary, stamp, and other taxes that may result from, or be incurred in connection with, the transactions contemplated by this Agreement ("Conveyance Taxes"). The Seller shall, at its own expense, properly complete, sign, and timely file any and all required tax returns with respect to such Conveyance Taxes and, if required by applicable Law, the Buyer will join in the execution of any such tax returns.

     7.6 Return Filings, Refunds and Credits. (a) The Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis all tax returns with respect to the Company and the Subsidiaries for taxable periods ending on or prior to the Closing Date. The Buyer shall not file any tax returns with respect to the Company or any of the Subsidiaries for taxable periods ending on or prior to the Closing Date without the prior written consent of the Seller.

       (b) The Buyer shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis all other tax returns with respect to the Company and the Subsidiaries. In connection therewith, the Seller shall be responsible for and shall pay any taxes for which the Seller has agreed to indemnify the Buyer pursuant to Section 7.1 herein. Before filing any tax Return with respect to any Straddle Period, the Buyer shall provide the Seller with a copy of such tax return at least thirty days prior to the last date for timely filing such tax return (giving effect to any valid extensions thereof), accompanied by a statement calculating in reasonable detail the Seller's indemnification obligation pursuant to Section 7.1 herein. If for any reason the Seller does not agree with the Buyer's calculation of its indemnification obligation, the Seller shall notify the Buyer of its disagreement within ten days of receiving a copy of the tax return and the Buyer's calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If the Seller agrees with the Buyer's calculation of its indemnification obligation, the Seller shall pay to the Buyer the amount of the Seller's indemnification obligation at least five business days prior to the last date for timely filing such tax return (including any valid extensions thereof).

       (c) The Seller, the Company and the Subsidiaries and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all tax returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with taxes and in resolving all disputes and audits with respect to all taxable periods relating to taxes.

       (d) Any refunds or credits of taxes of the Company and the Subsidiaries plus any interest received with respect thereto from the applicable taxing authority for any taxable period ending on or before the Closing Date (including, without limitation, refunds or credits arising by reason of amended tax returns filed after the Closing Date) shall be for the account of the Seller and shall be paid by the Buyer to the Seller within 20 days after the Buyer receives such refund or after the relevant tax return is filed in which the credit is applied against the Buyer's, the Company's, the Subsidiaries', any of their Affiliates' or any of their successors' liability for taxes. Any refunds or credits of taxes of the Company or the Subsidiaries plus any interest received with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date shall be for the account of the Buyer. Any refunds or credits of taxes of the Company or the Subsidiaries for any Straddle Period shall be apportioned between the Seller and the Buyer in the same manner as the liability for such taxes is apportioned pursuant to Section 7.1.

     At the Seller's request and at the Seller's expense, the Buyer shall cause the Company, the Subsidiaries and any of their successors to file for and obtain any refunds or credits to which the Seller is entitled under this
Section 7.6. In connection therewith, (i) the Buyer shall permit the Seller to control the prosecution of any such refund claim at the Seller's expense and, where deemed appropriate by the Seller, shall cause the Company, the Subsidiaries and any of their successors to authorize by appropriate powers of attorney such persons as the Seller shall designate to represent the Company, any of the Subsidiaries or any of their successors with respect to such refund claim and (ii) the Buyer shall cause the Company, any of the Subsidiaries or any of their successors to forward to the Seller any such refund within 10 days after the refund is received (or reimburse the Seller for any such credit within 10 days after the relevant tax return is filed in which the credit is actually applied against the Company's, any of the Subsidiaries' or any of their successors' liability for taxes).

     7.7 Exclusivity. Article VII herein shall govern the procedures for all indemnification claims with respect to taxes.

     7.8 Tax Sharing Agreements. Any and all existing agreements relating of the allocation of sharing of taxes (the "Tax Sharing Agreements") between the Company or any of the Subsidiaries and any member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Seller is a member (the "Seller Affiliated Group") shall be terminated as of the Closing Date. After the Closing Date, none of the Company, the Subsidiaries or any member of the Seller Affiliated Group shall have any further rights or obligations under any such Tax Sharing Agreement.

     7.9 Adjustment to Purchase Price. Any payment by the Buyer or the Seller under this Article VII will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes.

     7.10 Carryforwards of Losses. The Buyer is free to cause the Company and any of the Subsidiaries to elect, where permitted by Law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising before or after the Closing Date, including without limitation any such loss or other item that would, absent such election, be carried back to a taxable period ending on or before the Closing Date. The Buyer shall be entitled to any refund of income taxes paid before the Closing Date, to the extent that such refund is attributable to the carryback of losses or deductions of the Company or the Subsidiaries that accrue after the Closing Date.


                               ARTICLE VIII

                        SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES; INDEMNIFICATION

     8.1 Survival of Representations and Warranties. (a) All representations and warranties of the Seller and the Buyer contained in Articles III and IV hereof shall survive the Closing Date for a period of two years after the Closing Date; provided, however, that the representation and warranties contained in Sections 3.3, 3.4 and 3.5 shall survive indefinitely, the representations and warranties contained in Section 3.10 shall survive for four years after the Closing Date, the representations and warranties contained in Section 3.12 shall survive for five years after the Closing Date and the representations and warranties contained in Sections 3.13 and 3.15 shall each survive until the date that is 60 days after the expiration of the relevant statute of limitations applicable to the matter at issue. Any right of indemnification pursuant to this Article VIII with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the "Termination Date"), unless on or prior to the Termination Date the party from whom indemnification is sought shall have received notice in accordance with the provisions of Section 8.4 herein.

       (b) "Indemnifiable Losses" means any and all loss, liability, damage, deficiency, cost or expense (including without limitation reasonable attorneys' fees and expenses), including without limitation environmental damages, response costs (including response costs under CERCLA or any comparable state, local or foreign law), remediation expenses and disbursements incurred by a Claiming Party (as hereinafter defined), including without limitation any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, audit or other proceeding brought by any person or entity or Governmental Entity and any settlement or compromise thereof, but excluding consequential damages except where such damages are caused by or otherwise result from a Third Party Claim (as hereinafter defined).

     8.2 Indemnification by the Seller. (a) Subject to the provisions of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates, and their respective directors, officers, employees, agents and representatives (each a "Buyer Indemnified Party"), from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

          (i) the breach of or any inaccuracy in any of the representations and warranties of the Seller contained in this Agreement (other than any representation and warranty contained in Section 3.15, which shall be dealt with in the manner provided for in Article VII), provided, however, that, for purposes of this clause (i), as to any matter for which a reserve or a liability was reflected on the Audited Balance Sheet, Indemnifiable Losses shall only include those losses, liabilities, damages, deficiencies, costs or expenses that are in excess of the amounts reserved for such matter on the Audited Balance Sheet;

          (ii) the material breach or nonperformance of any covenant or agreement of the Seller contained in this Agreement (other than any covenant or agreement contained in Article VII of this Agreement, which shall be dealt with in the manner provided for in Article VII);

          (iii) each of the following, without regard to the extent to which such matter is covered by any of the Seller's representations and warranties and without limiting the generality thereof but subject to
     Section 8.4(c) hereof and the other provisions of this Article VIII expressly limiting the indemnification rights provided by this clause
     (iii):

                 (A)  with respect to each Plan that is subject to Title
          IV of ERISA, the operation and administration of each such Plan, the satisfaction of all minimum funding requirements under Section 412 of the Code with respect to each such Plan, and any liability under Title IV of ERISA with respect to each such Plan;

                 (B) the ownership, operation or closing of the Aurora Property or the Hardwood House Property (including, without limitation any short-term or long-term liability relating to either such property) or the distribution by the Company prior to Closing, by sale, dividend or otherwise of the properties identified on Schedule 1.5 of the Disclosure Schedule;

                 (C) any claim by any of the Company's current or former employees relating to (i) any medical benefits to any employee of the Company who retired or otherwise terminated employment prior to the Closing Date (or to the spouse or dependents of any such employee), or (ii) workers' compensation liability, employers' liability (included intentional tort), occupational-disease liability or environmental, health and safety liability and involving any accident, trauma, claim, disease, injury, exposure, condition or event ("Occurrence") that commenced prior to the Closing Date; provided that, to the extent any such Occurrence of a type described in this paragraph (C) results in a "new injury" (as determined pursuant to the applicable state workers' compensation law) after the Closing Date, the Indemnifiable Loss relating to such "new injury" will be borne by the Company, and further provided that the Indemnifiable Loss with respect to any Occurrence attributable to an exposure will be shared pro rata based upon the respective amounts of time exposure continued before and after the Closing;

                 (D) any claim by any person (other than any of the Company's current or former employees) or entity relating to alleged product liability, service liability, combination product/service liability, warranty or recall liability or obligation and involving an Occurrence that commenced prior to the Closing Date or after the Closing Date and arising from products sold by the Company prior to the Closing Date; provided, however that indemnification pursuant to this paragraph (D) shall be required with respect to Indemnifiable Losses relating to (i) product liability, only to the extent such Indemnifiable Losses exceed $850,000 and (ii) to warranty or recall liability, only to the extent such Indemnifiable Losses exceed $545,000;

                 (E) any Environmental Condition (whether known or unknown on the Closing Date) existing on or prior to the Closing Date or any violation of any Environmental Law applicable to the Company, any of its Subsidiaries, the Business or any of the Company's or its Subsidiaries' current or former facilities or operations (whether owned or leased) existing on or prior to the Closing Date (whether known or unknown on the Closing Date); and

                 (F)  any obligations or liabilities of any nature
          (whether known, unknown, accrued, absolute, contingent, unliquidated or otherwise and regardless of when such liability or obligation was or is asserted, including without limitation all Legal Proceedings against the Company or any Subsidiary pending on the Closing Date or commencing after the Closing Date) arising out of any action or inaction prior to the Closing Date, with respect to or based upon any transactions, occurrences or events occurring, or facts or circumstances existing, at or prior to the Closing Date, except for purposes of this paragraph (F) only (i) to the extent any such liability or obligation is reflected on or is the subject of a reserve on the Audited Balance Sheet other than a reserve for a Legal Proceeding, (ii) for obligations or liabilities specifically set forth in Schedules 3.9, 3.13(b), 3.15, 3.16(a), 3.19, 3.19(a) and 3.19(b) of the Disclosure
          Schedule or (iii) matters of a type disclosed in the Disclosure Schedules which were not required to be disclosed therein pursuant to the express terms of the relevant representation set forth in
          Article III hereof. Notwithstanding the foregoing, (x) references in clause (ii) above to any contract on Schedule 3.9, any employee benefit plan or other obligation on Schedule 3.13(b), or any lease on Schedule 3.16(a) shall be deemed to refer only to any executory obligation arising after the Closing Date under any such contract, employee benefit plan or other obligation, or lease, except to the extent that such executory obligation arose from a breach that occurred prior to the Closing Date under such contract, employee benefit plan or other obligation, or lease and (y) references to any patent or trademark in Schedule 3.19 shall not be deemed to refer to any liability arising out of the use of such patent or trademark.

                 (G) any claim relating to the liabilities or obligations assumed by the Seller or the Parent pursuant to
          Section 6.1(h) or Section 6.1(i).

       (b) Notwithstanding any other provision of this Agreement, the responsibilities and obligations of the Seller and the Buyer Indemnified Parties with respect to Indemnifiable Losses related to the investigation and remediation of Hazardous Materials that have been Released to the soils, groundwater, sediments or otherwise to the Environment at or from the real property owned or operated by the Company or any of its Subsidiaries as of the Closing Date ("Company Property") shall be as follows:

          (i) The Seller shall only be required to indemnify, defend and hold harmless the Buyer Indemnified Parties with respect to the investigation or remediation of the Company Property if said investigation or remediation is required by (A) applicable Environmental Law; or (B) an order of a Governmental Entity that has jurisdiction over the Environmental Condition of the Company Property, unless such order is a voluntary consent order or agreement other than a voluntary consent order or agreement entered into to settle or otherwise resolve a pending or threatened administrative or judicial enforcement action or order;

          (ii) for the purposes of this Section 8.2(b), Indemnifiable
     Losses shall not include (A) any losses, liabilities, damages, costs or expenses related to remediating the Company Property to any standard in excess of that required for industrial properties by applicable Environmental Law or by a Governmental Entity that has jurisdiction over the Company Property, provided that Indemnifiable Losses shall include such losses, liabilities, damages, costs or expenses if applicable Environmental Law or a Governmental Entity having jurisdiction over the Company Property does not differentiate among site uses with respect to the remediation of contamination, or otherwise requires a clean-up to a more stringent remediation standard, and further provided that if there is a dispute between said Governmental Entity and the Buyer Indemnified Parties or the Seller as to the applicable remediation standard, the Seller may request a Buyer Indemnified Party (at the Seller's expense) to challenge the determination of said Governmental Entity through appropriate formal or informal proceedings, or if a Buyer Indemnified Party declines to challenge such decision, the Seller may itself challenge such decision at Seller's expense; or (B) any losses, liabilities, damages, costs or expenses related to diminution of value or marketability of the Company Property;

          (iii) to the extent that applicable Environmental Law would allow the Buyer Indemnified Party to avoid environmental remediation (or limit the scope of remediation) at the Company Property by entering into a deed restriction or similar legal arrangement restricting the Company Property to industrial use, the Buyer Indemnified Party will execute all necessary documents to effectuate such restriction or similar arrangement. If the Buyer Indemnified Parties do not want to accept such restrictions on the Company Property, the Buyer Indemnified Parties shall assume the liability and obligations with respect to any investigation or remediation at the Company Property that is required because of a Buyer Indemnified Party's decision not to accept such restrictions; and

          (iv) the conditions and limitations of this Section 8.2(b) shall apply with respect to the matters covered by this subsection without regard to the section or sections of this Agreement that are the source of the Seller's indemnification obligation; and

          (v) the Seller's obligation to indemnify the Buyer Indemnified Parties pursuant to 8.2(a)(iii)(E) shall terminate fifteen years after the Closing Date (the "Environmental Indemnification Termination Date"), unless on or prior to the Environmental Indemnification Termination Date the Seller shall have received written notice of the claim or Environmental Condition for which indemnification is sought, in which case the Seller's obligation to indemnify the Buyer Indemnified Parties shall continue until all Indemnifiable Losses relating to such claim or Environmental Condition have been fully paid by the Seller to the Buyer; provided, however, that the fifteen-year limit on Seller's obligation to indemnify the Buyer Indemnified Parties set forth in this section shall not apply to Seller's obligation to indemnify the Buyer Indemnified Parties from and against any and all Indemnifiable Losses relating to or arising out of the properties identified on Schedule 1.5 of the Disclosure Schedule or the operations conducted thereon, or any other formerly owned or leased facility and the operations conducted thereon, in each case including, without limitation, the Company's treatment or disposal of Hazardous Materials generated at those properties at off-site locations.

       (c) Notwithstanding any other provision in this Agreement, and except with respect to Indemnifiable Losses related to the investigation and/or remediation of Hazardous Materials that have been Released to soil or groundwater on, at, under or from Company Property or with respect to any Indemnifiable Losses related to any breach by the Seller of its representations or warranties in Section 3.12 hereof, the Seller shall have no obligation to indemnify, defend and hold harmless the Buyer Indemnified Parties, with respect to the activities and operations at the Company Property, where the Company or its Subsidiaries was in compliance with applicable Environmental Law as of the Closing Date. Where the Company or any of its Subsidiaries was not in such compliance, the Seller's obligation to indemnify, defend and hold harmless the Buyer Indemnified Parties for any capital expenditures made on or after the Closing Date to achieve compliance with applicable Environmental Laws shall be limited to ninety percent of each such capital expenditure.

     8.3  Indemnification by the Buyer.  Subject to the provisions of this
Article VIII, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates and each of their directors, officers, employees, agents and representatives (each a "Seller Indemnified Party"), from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

            (i) the breach of or any inaccuracy in any of the representations and warranties of the Buyer contained in this Agreement;

            (ii) the material breach or non-performance of any covenant or agreement of the Buyer contained in this Agreement (other than any covenant or agreement contained in Article VII of this Agreement, which shall be dealt with in the manner provided for in Article VII);

          (iii) any Guarantee to the extent any such Indemnifiable Loss relates to, results from or arises out of an event or occurrence that arises from and after the Closing Date; and

          (iv) except to the extent that the Seller has an obligation to defend, indemnify or hold harmless any Buyer Indemnified Party pursuant to Section 8.2, any Environmental Condition or any violation of any Environmental Law applicable to the Company, any of its Subsidiaries, the Business or any of the Company's current facilities or operations which did not exist on the Closing Date and which arises solely out of or relates solely to the Company's operations, or those of any of its Subsidiaries, after the Closing Date.

     8.4 Limits on Indemnification. (a) Notwithstanding any provision to the contrary contained in this Agreement, the indemnifications in favor of the Buyer Indemnified Parties contained in Section 8.2(a)(i): (i) shall not be effective until the aggregate dollar amount of all Indemnifiable Losses indemnified against under such section exceeds 2 1/2% of the Purchase Price (the "Seller's Threshold Amount"), in which event the Buyer Indemnified parties may claim indemnification for the full amount of such claims, or any portion thereof, including the Seller's Threshold Amount; and (ii) shall terminate once the dollar amount of all Indemnifiable Losses paid to the Buyer under such section aggregates 100% of the Purchase Price (the "Seller's Cap Amount") and the Seller shall thereafter have no further obligations or liabilities with respect to any such Indemnifiable Losses; provided, however, that the Seller's Threshold Amount and the Seller's Cap Amount shall not apply to any indemnification by the Seller for any Indemnifiable Losses relating to, resulting from or arising out of a provision of this Agreement other than
Section 8.2(a)(i) (even if a claim therefor could have been made pursuant to Section 8.2(a)(i)).

       (b) Notwithstanding any provision to the contrary contained in this Agreement, the indemnifications in favor of the Seller Indemnified Parties contained in Section 8.3(a)(i): (i) shall not be effective until the aggregate dollar amount of all Indemnifiable Losses indemnified against under such section exceeds 2 1/2% of the Purchase Price (the "Buyer's Threshold Amount"), in which event the Seller Indemnified Parties may claim indemnification for the full amount of such claims, or any portion thereof, including the Buyer's Threshold Amount; and (ii) shall terminate once the dollar amount of all Indemnifiable Losses under such section aggregates 100% of the Purchase Price (the "Buyer's Cap Amount") and the Buyer shall thereafter have no further obligations or liabilities with respect to any such Indemnifiable Losses; provided, however, that the Buyer's Threshold Amount and the Buyer's Cap Amount shall not apply to any indemnification by the Buyer for any Indemnifiable Losses relating to, resulting from or arising out of a provision of this Agreement other than Section 8.3(a)(i) (even if a claim therefor could have been made pursuant to Section 8.3(a)(i)).

       (c) To the extent that an indemnification claim can be made pursuant to more than one provision of Sections 8.2 or 8.3 herein, the party seeking indemnification may elect, in its sole discretion, which indemnification to seek, but shall be entitled to only one such indemnification payments.

       (d) The amount of any Indemnifiable Loss suffered by a Buyer Indemnified Party or a Seller Indemnified Party shall be reduced by any third party insurance or other indemnification benefits which such party or its representatives receives in respect of or as a result of such Indemnifiable Loss. If any Indemnifiable Loss for which indemnification is provided hereunder is subsequently reduced by any third party insurance payment or other indemnification recovery from a third party, the amount of the reduction shall be remitted to the Buyer Indemnified Party or the Seller Indemnified Party as appropriate.

     8.5  Indemnification Procedures.

       (a) Notice. If any Legal Proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Buyer Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the party seeking indemnification (the "Claiming Party") shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has actual knowledge to be forwarded to the party from whom it is claiming indemnification (the "Indemnitor"). Such notice shall contain a reference to the provisions herein or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the estimated amount of such Indemnifiable Loss if reasonably determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not affect the right of Claiming Party to receive indemnification from the Indemnitor except to the extent that the Claiming Party's failure has materially prejudiced the Indemnitor's ability to defend the claim, demand or proceeding.

       (b) Third Party Claims. (i) If the Claiming Party seeks indemnification from the Indemnitor as a result of a claim or demand being made by a third party (a "Third Party Claim"), the Indemnitor shall have the right to assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel of its own choosing. If the Indemnitor elects to assume the defense of any Third Party Claim, the Indemnitor shall not be liable to the Claiming Party for any fees of other counsel or any other expenses in each case subsequently incurred by such Claiming Party in connection with the defense thereof, except as provided below. If the Indemnitor elects not to exercise its rights to assume the settlement or defense of the Third Party Claim, the Claiming Party may, but shall have no obligation to, defend against such Third Party Claim or legal proceeding in such manner as it may deem appropriate at the expense of the Indemnitor. If the Indemnitor assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnitor at its own expense, provided, however, that if the Claiming Party is, in the judgment of its counsel, entitled to assert a defense which conflicts with a defense of the Indemnitor or which the Indemnitor is not entitled to assert for any reason, the Indemnitor shall be liable for the fees and expenses of counsel employed by the Claiming Party for such purpose. The Indemnitor will be liable for the fees and expenses of counsel employed by the Claiming Party for any period during which the Indemnitor has not assumed the defense of a Third Party Claim whether or not the Indemnitor ultimately chooses to defend any such Third Party Claim. In connection with any Third Party Claim, the defense of which has been assumed by the Indemnitor hereby, the Indemnitor agrees to keep the Indemnitee reasonably informed of the status thereof at all stages including providing to the Indemnitee copies of all pleadings and other material papers and correspondence in connection with such Third Party Claim. Neither the Indemnitor nor the Claiming Party will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld.

          (ii) Notwithstanding the preceding paragraph, the Seller shall assume immediately prior to the Closing Date the control of the defense of all Legal Proceedings listed on Schedule 3.11 of the Disclosure Schedule, at its own expense and with counsel of its own choosing.

       (c) Investigation and Remediation at Company Property. With respect to an environmental investigation or remediation matter at Company Property for which Seller is indemnifying a Buyer Indemnified Party, the Buyer shall have the right to control such investigation and/or remediation. The Seller shall have the right, at Seller's sole expense, to observe and discuss with the Buyer any such activity with respect to the Company Property (except to the extent that such involvement would unreasonably interfere with the performance of the work or disrupt the operation of the Company's business), including, without limitation, participation in any meetings with regulatory authorities with respect to the investigation or remediation. The Buyer Indemnified Party shall upon request promptly provide copies to the Seller of all notices, correspondence, draft reports and final reports related to such matter.

     8.6  Indemnification for Taxes.  Notwithstanding anything in this
Article VIII to the contrary, any Indemnifiable Losses or Third Party Claims based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty made by the Seller in
Section 3.15, or the failure to comply with any covenant or agreement on the part of the parties hereto contained in Article VII will be governed exclusively by Section Article VII. Claims for indemnification arising under or with respect to Section 3.15 or Article VII may not be made unless notice of such claims has been given prior to the date that is 60 days after the expiration of the relevant statute of limitations applicable to the taxes at issue.

     8.7 Adjustment to Purchase Price. Any payments made pursuant to Sections 8.2 and 8.3 will be treated by the Buyer and the Seller as an adjustment to the Purchase Price unless a determination (as defined in Section 1313(a) of the Code) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Purchase Price for United States federal income tax purposes. Solely in the case of such a determination, (a) in which case the Indemnitor's indemnification obligation shall be increased such that the indemnification payment made by the Indemnitor less the income taxes payable by the Claiming Party with respect to the inclusion of such amount in the Claiming Party's taxable income equals the Indemnifiable Loss giving rise to the indemnification payment, (b) to the extent that the indemnification payment does not result in any income taxes payable by the Claiming Party in the taxable period in which the payment is made, the Indemnitor shall promptly make an additional payment (or payments) to the Claiming Party at the time (or times) such income taxes become payable by the Claiming Party so that after making all such additional payments, the total amount of the indemnification payments made by the Indemnitor with respect to the Indemnifiable Loss giving rise to such payments less the total amount of the income taxes payable by the Claiming Party with respect to the inclusion of such amounts in the Claiming Party's taxable income equals the amount of such Indemnifiable Loss and (c) to the extent that any increase in a Claiming Party's income tax liability that is taken into account in computing the indemnification obligation of an Indemnitor is subsequently decreased in a determination (as defined in Section 1313(a) of the Code), the amount of any such reduction shall be an Indemnifiable Loss giving rise to an indemnification payment hereunder. The Claiming Party shall, to the extent permitted by Law, report any Indemnifiable Loss as deductible in full on its income tax returns for the taxable period in which such Indemnifiable Loss is incurred. If the Claiming Party concludes that any such Indemnifiable Loss is not deductible in full in the taxable period in which any such Indemnifiable Loss is incurred, the Claiming Party shall so notify the Indemnitor in writing within forty-five (45) days prior to the last date for timely filing the first of such income tax returns for such taxable period (giving effect to any valid extension thereof), accompanied by a statement setting forth in reasonable detail the basis for the Claiming Party's conclusion. If the Indemnitor notifies the Claiming Party of the Indemnitor's disagreement with the Claiming Party's conclusion within ten days of receiving such notice, such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism set forth in Section 7.3. The calculation of any amounts payable pursuant to Sections
8.2 and 8.3 shall take into account any actual decrease in the Claiming Party's liability for income taxes arising as a result of reporting the Indemnifiable Loss on any income tax return for the taxable period in which such Indemnifiable Loss is incurred. To the extent such Indemnifiable Loss does not result in an actual decrease in the Claiming Party's liability for income taxes in the taxable period in which such Loss is incurred, the Claiming Party shall promptly transfer to the Indemnitor the entire amount of such decrease at the time such decrease is realized, whether by paying less income taxes or receiving a refund. If any decrease in a Claiming Party's income tax liability that is taken into account in computing the indemnification obligation of an Indemnitor is subsequently disallowed in a determination (as defined in Section 1313(a) of the Code), the additional income taxes then payable by the Claiming Party as a result of such disallowance shall be an Indemnifiable Loss giving rise to an indemnification payment hereunder. In the event that treatment as an adjustment to the Purchase Price is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning resolution of such dispute.

     8.8 Exclusive Remedy. The Buyer and Buyer Indemnified Parties, and the Seller and Seller Indemnified Parties, acknowledge and agree that the remedies provided in this Agreement are the respective parties' exclusive remedies against each other in connection with the Company and its Subsidiaries, including, but not limited to, with respect to any claims arising under or pursuant to applicable Environmental Law or in connection with Hazardous Materials or Environmental Conditions; provided, however, nothing in this Section 8.8 shall limit the remedies of the Seller or the Buyer in the event of an intentional misrepresentation or fraud on the part of the Seller or the Buyer, as the case may be, or any officer, employee, director or agent thereof.


                                ARTICLE IX

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement are subject to the satisfaction or waiver (subject to applicable Law) on or before the Closing Date of each of the following conditions:

     9.1 Representations and Warranties. Each of the representations and warranties of the Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and each of the representations and warranties of the Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date).

     9.2 Performance of Agreements. The Seller shall have performed and complied with, in all material respects, all of the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Seller on or before the Closing Date.

     9.3 HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     9.4 Certificate. The Seller shall have furnished the Buyer with a certificate signed by an authorized officer to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by the Buyer.

     9.5 No Restraints. No judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") shall be in effect which (i) restrains or prohibits the consummation of any of the transactions contemplated by this Agreement or requires either party to pay any damages or make other payments that are material in relation to the Company and its Subsidiaries taken as a whole or (ii) prohibits or limits the ownership or operation by the Buyer, the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or its Subsidiaries, or compels the Buyer, the Company or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Buyer, the Company or any of its Subsidiaries, as a result of any of the transactions contemplated by this Agreement except where such Restraint described in clause (ii) is the result of, or primarily related to, the Buyer's acquisition of, or announced intention to acquire or pursue the acquisition of or enter into any business combination or joint venture with, an entity or entities other than the Company and its Subsidiaries (which acquisition or announcement is made after the date of this Agreement).

     9.6 Actual or Threatened Actions. There will not be any actual or threatened action or proceeding by or before any court or other individual, administrative or Governmental Entity which if adversely determined, would impose a Restraint as described in Section 9.5.

     9.7 Certification. The Buyer will have received a certification from the Seller under Section 1445(b)(2) of the Code and the rules and regulations thereunder, stating the Seller's taxpayer identification number and that the Seller is not a foreign person (the "Section 1445(b)(2) Certificate"), which certificate shall be in the form the Buyer has provided to the Seller prior to the date hereof.

     9.8 Assumption Agreement. The Buyer will have received from Seller an assumption agreement of the Seller in the form of Exhibit 9.8 hereto pursuant to which the Seller will assume certain liabilities of the Company and indemnify and hold harmless the Company therefrom (the "Assumption Agreement").

     9.9 Parent Guaranty. The Buyer will have received from the Seller the Parent Guaranty.


                                 ARTICLE X

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller under this Agreement are subject to the satisfaction or waiver (subject to applicable Law) on or before the Closing Date of each of the following conditions:

     10.1 Representations and Warranties. Each of the representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and each of the representations and warranties of the Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or, in the case of any representation and warranty made as of a specified date, as of such date).

     10.2 Performance of Agreements. The Buyer shall have performed and complied with, in all material respects, all of the covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Buyer on or before the Closing Date.

     10.3 HSR Act. All required waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     10.4 Certificate. The Buyer shall have furnished the Seller with a certificate signed by an authorized officer to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Seller.

     10.5 No Restraints. No Restraint of the type described in Section 9.5(i) shall be in effect.

     10.6 Actual or Threatened Actions. There will not be any actual or threatened action or proceeding by or before any court or other individual, administrative or Governmental Entity which seeks any Restraint of the type described in Section 9.5(i).


                                ARTICLE XI

                                TERMINATION

     11.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (i) by the mutual written consent of each of the Buyer and the Seller;

          (ii) by either the Seller or the Buyer in writing at any time after August 31, 1997 if the Closing has not then occurred; provided, however, that the right to terminate this Agreement under this clause
     (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          (iii) by either the Seller or the Buyer in writing if either of them is precluded by a Restraint described in Section 9.5(i) or 10.5(i) and such Restraint has become final and non-appealable;

          (iv)   by the Buyer in writing if any Restraint described in
     Section 9.5(ii) (taking into account the proviso in such Section) shall be in effect and shall be final and non-appealable;

          (v) by the Buyer in writing if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.1 or 9.2, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Seller of such breach (a "Seller Material Breach") (provided that the Buyer is not then in Buyer Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

          (vi) by the Buyer in writing, if the Seller, the Company or any of their respective officers, directors, employees, representatives or agents shall take any of the actions that are proscribed by Section 5.7; and

          (vii) by the Seller in writing, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.1 or 10.2, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Buyer of such breach (a "Buyer Material Breach") (provided that the Seller is not then in Seller Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

     11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1 herein, all further obligations of either the Buyer or the Seller hereunder shall terminate without further liability of either Party (or their shareholders, directors, officers or Affiliates), except for obligations under this Article XI, and Sections 5.9 and 5.10 and the obligation to treat information in a confidential manner, as set forth in Section 5.1 herein, provided, however, that no such termination shall relieve the Buyer or the Seller from liability for any breach of this Agreement prior to such termination.


                                ARTICLE XII

                               MISCELLANEOUS

     12.1 Parties in Interest; No Third Party Beneficiaries. (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Buyer and the Seller hereunder may not be assigned by either of the Parties hereto without the prior written consent of the other Party.

       (b) This Agreement is not intended, nor shall it be construed, to confer upon any person or entity, the Parties hereto and their heirs, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.2 Disclosure Schedule; Miscellaneous. (a) The Disclosure Schedule referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

       (b) For purposes of this Agreement, knowledge of the Seller means the actual knowledge after due inquiry of any of the persons listed on
Schedule 12.2(b) of the Disclosure Schedule.

       (c) Any matter or item disclosed on any Schedule shall not be deemed to be material (whether singularly or in the aggregate) or deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being so disclosed therein.

     12.3 Disclosure. The Buyer hereby acknowledges and agrees that the Seller, the Company and the Subsidiaries (or any of their agents, officers, directors, employees, Affiliates or representatives) are not making and have not made any representation or warranty whatsoever, express or implied, except for those representations and warranties of the Seller explicitly set forth in
Article III of this Agreement.

     12.4 Entire Agreement. This Agreement, including the documents, schedules, certificates and instruments referred to herein, constitutes the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, arrangements and understandings, written or oral, of the Parties with respect to such transactions, except for the Confidentiality Agreement which shall continue in full force and effect. No investigation or receipt of information by or on behalf of the Buyer will diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement or the conditions to obligations of the Buyer under this Agreement. No investigation or receipt of information by or on behalf of the Seller will diminish or obviate any of the representations, warranties, covenants or agreements of the Buyer under this Agreement or the conditions to obligations of the Seller under this Agreement.

     12.5 Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules of or to this Agreement. The term "Affiliate" has the meaning given to such term in Rule 405 of the 1933 Act; and the terms "Seller Subsidiary" and "Buyer Subsidiary" mean a subsidiary within the meaning given such term in Rule 405 of the 1933 Act of the Seller or the Buyer, as the case may be. All references to a "business day" will be to any day other than a weekend day or a day which is a holiday in the United States. All references to "$" or dollar amounts will be to lawful currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The word "or" is disjunctive but not necessarily exclusive. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

       (b) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

     12.6 Waiver of Compliance. (a) No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties or in the case of a waiver, the party against whom enforcement of any waiver, is sought. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

       (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

       (c) No action or inaction taken or omitted pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

     12.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.9 Headings. The table of contents, article and section headings contained in this Agreement or the Disclosure Schedule are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

     12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law of such jurisdiction.

     12.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be deemed to have been duly given when delivered personally, telecopied (confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

       (a)  If to the Buyer to:

            HON INDUSTRIES Inc.
            414 East Third Street
            Muscatine, Iowa  52761-7109
            Telephone:   (319) 264-7400
            Telecopy:    (319) 264-7217
            Attention:   Jeffrey D. Fick, Esq.,
                         Acting General Counsel

            Copy to:

            Jones, Day, Reavis & Pogue
            599 Lexington Avenue
            New York, New York  10022
            Telephone:   (212) 326-3939
            Telecopy:    (212) 755-7306
            Attention:   Jere R. Thomson, Esq.

       (b)  If to the Seller to:

            ACI America Holdings Inc.
            Stamford Harbour Park
            333 Ludlow Street
            Stamford, Connecticut  06902
            Telephone:   (203) 352-0030
            Telecopy:    (203) 324-0503
            Attention:   Kevin Condon, Esq.,
                         General Counsel

            Copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York  10022
            Telephone:  (212) 735-3000
            Telecopy:   (212) 735-2000
            Attention:  Eileen Nugent Simon, Esq.


or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt. All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication will be deemed not to have been received until the next succeeding business day in the place of receipt.

     12.12 Enforcement. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement;
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and
(c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of New York or a New York state court.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                               THE SELLER:
                               ACI America Holdings Inc.


                               By: /s/Edgar P. DeVylder
                                   ----------------------
                                   Edgar P. DeVylder
                                   Vice President


                               THE BUYER:
                               HON INDUSTRIES Inc.


                               By: /s/David C. Stuebe
                                   ----------------------
                                   David C. Stuebe
                                   Vice President and
                                   Chief Financial Officer